Prospectus

Filed Pursuant to Rule 424(b)(4)
Registration No. 333-113117

C-CHIP TECHNOLOGIES CORPORATION
3,873,637 Warrants
14,963,757 Shares of Common Stock

Our common stock is traded on the Bulletin Board operated by the National Association of Securities Dealers, Inc. under the symbol "CCHI." On February 19, 2004, the closing price of our common stock was $0.78.

We are registering for sale by warrant holders, 3,873,637 Warrants and 3,873,637 shares of common stock underlying the Warrants. One Warrant and $1.00 will entitle a Warrant holder to acquire one share of common stock. The Warrants are exercisable from the effective date of this registration statement through various dates until February 19, 2006 depending upon the Warrant, provided that the Warrants are subject to an effective registration statement with the Securities and Exchange Commission.

Further, some of our shareholders are also selling shares of common stock in this offering. Our selling shareholders are selling 14,963,757 shares of common stock. We will not receive any proceeds from the shares sold by the selling shareholders.

Investing in our common stock involves risks. See "Risk Factors" starting at page 6.

Offering Price	Expenses	Proceeds to Selling Shareholders
Per Share on Exercise of Warrants	$1.00	$0.00	$0.00
Total on Exercise of Warrants	$3,873,637	$0.00	$0.00
Per Share to Selling Shareholders	$0.78	$0.00	$0.78
Total to Selling Shareholders	$11,671,730	$0.00	$11,671,730

The date of this prospectus is March 8, 2004.

Until June 6, 2004, ninety days after the date of this prospectus, all dealers effecting transactions in our registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

SUMMARY OF OUR OFFERING

Our business

We are a provider of a wireless, web-based set of communication tools that offers users complete access, remote control, and monitoring of a variety of equipment. The technology we acquired allows selective enabling, disabling (on/off) of targeted equipment, and other commands at will, from anywhere to almost anywhere in North America, at this time.

We were organized under the laws of the State of Nevada June 26, 2000 as Keystone Mines Limited. In February 2003, to better reflect our new business activities, we changed our name to C-Chip Technologies Corporation. Our principal executive offices are located at 4710, St-Ambroise, Suite 227, Montreal, Quebec, Canada and our telephone number is (514) 337-2447. Our fiscal year end is June 30.

The offering

Following is a brief summary of this offering:

Securities being offered	3,873,637 Warrants and 14,963,757 Common Shares
Offering price per warrant	$1.00
Offering price per share	The market bid.
Offering period	The shares are being offered for a period not to exceed 270 days.
Net proceeds to us	None
Number of shares outstanding before the offering	35,951,622
Number of shares outstanding after the offering if all of the shares are sold and no warrants are exercised	35,951,622

Selected financial data

The following financial information summarizes the more complete historical financial information at the end of this prospectus.

As of December 31, 2003	As of June 30, 2003
Balance Sheet
Total Assets	$1,315,368	$689,781
Total Liabilities	$379,668	$1,771,108
Stockholders Equity (Deficit)	$935,700	$(1,081,327)

	Six Months ending December 31, 2003	Year ending June 30, 2003
Income Statement
Revenue	$148,036	$-0-
Total Expenses	$2,459,768	$1,134,326
Net Loss	$2,311,732	$1,134,326
Net Cash Provided by (Used) in Operating Activities	$(532,657)	$36,975

RISK FACTORS

Please consider the following risk factors before deciding to invest in our common stock.

Risks associated with C-Chip Technologies Corporation:

1. Our auditors have issued a going concern opinion. This means we may not be able to achieve our objectives and may have to suspend or cease operations. Our auditors have issued a going concern opinion as at June 30,2003. This means that there is substantial doubt that we can continue as an ongoing business without additional financing and/or generating profits on commencement of commercial operations.

2. Because we have historically incurred losses and these losses may increase in the future, we must begin generating a profit from our operations. If we do not begin generating a profit we may have to suspend or cease operations. As a result, you may lose your investment. We have never been profitable. At December 31, 2003 we had working capital of $254,728. Included in current liabilities are amounts due to related parties of $253,376 that carry no interest nor fixed terms of repayment. If we do not obtain additional financing or begin generating revenues within the next year, we will have to reduce or suspend or operations. In order to become profitable, we will need to generate significant revenues to offset our cost of revenues, sales and marketing, research and development and general and administrative expenses. We may not achieve or sustain our revenue or profit objectives and our losses may continue or increase in the future in which case you might lose your investment.

3. We have experienced a history of losses and expect to incur future losses. Therefore, we must continue to raise money from investors to fund our operations. If we are unable to fund our operations, we will cease doing business. We have recorded no revenue from operations to date and we have incurred a cumulative loss of $4,038,579 through December 31, 2003. Our losses have resulted principally from costs incurred in research and development activities related to our efforts to develop our technologies and from the associated administrative costs and $602,606 from discontinued operations. We expect to incur significant operating losses and negative cash flows over the next several months due to the costs of expanded research and development of our products. We will need to generate significant revenues in order to achieve and maintain profitability. We may not be able to generate these revenues or achieve profitability in the future. Even if we do achieve profitability, we may not be able to sustain or increase profitability. We are a development stage company focused on product development. We have generated only $148,036 of revenue from sales to date. Consequently, we must raise money from investors to fund our operations. If we can't fund our operations through product sales and investments by third parties, we will have to cease operations.

4. Because we depend on a limited number of third parties to manufacture and supply critical components for our products and services, if the third party manufacturer should cease operations or refuse to sell components to us, we may have to suspend or cease operations. As a result, you may lose your investment. If our suppliers do not execute their obligations, or if they stop manufacturing and supplying components critical for our products and services, we may be not be capable of finding other suppliers or operate our business. We rely on limited suppliers for a number of key components and do not have long-term agreements with any of our suppliers. If our agreements with these suppliers were terminated or expired, if we were unable to obtain adequate quantities of components critical for our products and services, if the quality of these components was inadequate, or if the terms for supply of these components became commercially unreasonable, our search for additional or alternate suppliers could result in significant delays, added expense and our inability to maintain or expand our business. Any of these events could require us to take unforeseen actions or devote additional resources to provide our products and services and could harm our ability to compete effectively. As a result, you could lose your investment.

5. If we cannot deliver the features and functionality our customers demand, we will be unable to attract customers which will result in a loss of income and eventually a termination of our operations. As a result you could lose your investment. Our future success depends upon our ability to determine the features and functionality our customers demand and to design and implement services that meet their needs in a cost efficient manner. We cannot assure that we will be able to successfully determine customer requirements or that our current or future services will adequately satisfy customer demands. If we cannot meet our customers' demands, we will not generate revenues and may have to cease or suspend operations. As a result, you could lose your investment.

6. Our products are in the development stage, and may not be effective at a level sufficient to support a profitable business venture. If they are not, we will be unable to create marketable products, and we will have to cease operations. Most of our products are in the development state. Although we are selling Credit Manager and have current data which indicates the promise of the concept and market demand, we can offer you no assurance that the technologies will be effective at a level sufficient to support a profitable business venture. If they are not, we will be unable to create marketable products, we will not generate sufficient revenues from our operations, and we will have to reduce, suspend or cease operations and you will lose your entire investment.

7. We may be exposed to liability claims if products based on our technologies are marketed and sold. We have liability insurance coverage in the amount of 1,000,000, however if a judgment is rendered against us in excess of the amount of our coverage, we may have to cease operations. If we are sued for any reason, we will have to rely on our liability insurance to pay any judgment rendered against us. If a judgment is rendered against us for any amount of money over our coverage of 1,000,000, we may have to cease operations.

8. Because we do not have any patents, we rely on trade secrets, confidentiality agreements and contractual agreements which may not be adequate to protect our proprietary interests. If our proprietary interests are divulged to the public, we may lose our competitive edge and have to cease operations. We have not obtained patents for our products. There is no assurance that third party competitors will not obtain access of our technical information and exploit it for their own benefit. In order to protect our propriety rights, we will have to obtain patents or file lawsuits and obtain injunctions. If we do that, we will have to spend large sums of money for attorney's fees in order to obtain the injunctions. Even if we obtain the injunctions, there is no assurance that the parties enjoined will comply with the injunctions. Further, we may not have adequate funds available to prosecute actions to protect or to defend our proprietary rights, in which case those using our proprietary rights may continue to do so in the future.

9. Our trademarks may not give us adequate protection. As a result, third parties may appropriate our trademarks which may reduce our competitive edge and cause our revenues to decrease. We have applied for trademarks. There is no assurance, however, that third parties may not infringe on our trademarks. In order to protect our trademark rights, we may have to file lawsuits and obtain injunctions. If we do that, we will have to spend large sums of money for attorney's fees in order to obtain the injunctions. Even if we obtain the injunctions, there is no assurance that those infringing on our trademarks will comply with the injunctions. Further, we may not have adequate funds available to prosecute actions to protect or to defend our trademarks, in which case those infringing on our trademarks could continue to do so in the future.

10. Claims that we infringe third-party proprietary rights could result in significant expenses or restrictions on our ability to provide our services. Third parties may claim that our current or future products or services infringe their proprietary rights or assert other claims against us. As the number of entrants into our market increases, the possibility of an intellectual property or other claim against us grows. Any intellectual property or other claim, with or without merit, would be time-consuming and expensive to litigate or settle and could divert management attention from focusing on our core business. As a result of such a dispute, we may have to pay damages, incur substantial legal fees, develop costly non-infringing technology, if possible, or enter into license agreements, which may not be available on terms acceptable to us, if at all.

11. We depend on GPS technology owned and controlled by others, if access to the technology is terminated or withheld from us, we may have to suspend or cease operations. Our services rely on signals from GPS satellites built and maintained by the U.S. Department of Defense. GPS satellites and their ground support systems are subject to electronic and mechanical failures and sabotage. If one or more satellites malfunction, there could be a substantial delay before they are repaired or replaced, if at all, and our services may cease and customer satisfaction would suffer. In addition, the U.S. government could decide not to continue to operate and maintain GPS satellites over a long period of time or to charge for the use of satellites. If the foregoing events occur, we may have to suspend or cease operations.

12. We depend on wireless networks owned and controlled by others, and if access to the technology is terminated or withheld from us, we may have to suspend or cease operations. Our ability to grow and achieve profitability depends on the ability of wireless carriers to provide sufficient network capacity, reliability and security to our customers. Even where wireless carriers provide coverage to entire metropolitan areas, there are occasional lapses in coverage. These effects could make our services less reliable and less useful, and customer satisfaction could suffer. Our financial condition could be seriously harmed if our wireless carriers were to increase the prices of their services, or to suffer operational or technical failures.

13. Fluctuations in the value of foreign currencies could result in increased product costs and operating expenses. We have suppliers that are located outside Canada and the U.S. Our functional currency is the Canadian dollars and we report our results in U.S. dollars. Fluctuations in the value of the Canadian and U.S. dollars are difficult to predict and can cause us to incur currency exchange costs. We cannot predict the effect of exchange rate fluctuations on our future operating results.

Risks associated with this offering:

14. Because a limited number of our stockholders collectively continue to own a majority of our stock, they may act, or prevent certain types of corporate actions, to the detriment of other stockholders. Our directors, officers and greater than five percent of stockholders own a majority of our outstanding common stock. Accordingly, these stockholders may, if they act together, exercise significant influence over all matters requiring stockholder approval, including the election of a majority of the directors and the determination of significant corporate actions.

15. Because the market for our common stock is limited, you may not be able to resell your shares of common stock. There is currently only a limited trading market for our common stock. Our common stock trades on the Bulletin Board operated by the National Association of Securities Dealers, Inc. under the symbol "CCHI." As a result, you may not be able to resell your securities in open market transactions.

16. Because there is no market for the warrants, you may be unable to resell them. There is currently no trading market for our warrants. As a result, you may not be able to resell your securities in open market transactions.

17. Because our common stock is subject to penny stock rules, the liquidity of your investment may be restricted. Our common stock is now and may continue to be in the future subject to the penny stock rules under the Securities Exchange Act of 1934, as amended. These rules regulate broker/dealer practices for transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00. The penny stock rules require broker/dealers to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations and the broker/dealer and salesperson compensation information must be given to the customer orally or in writing prior to completing the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction, the broker and/or dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These additional penny stock disclosure requirements are burdensome and may reduce the trading activity in the market for our common stock. As long as the common stock is subject to the penny stock rules, holders of our common stock may find it more difficult to sell their securities.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the warrants and shares of common stock in this offering. All proceeds from the sale of the warrants and shares of common stock will be received by the warrant holders and selling shareholders, respectively.

DETERMINATION OF OFFERING PRICE

The warrant holders and selling shareholders are offering their securities for sale in this offering. The offering price for the shares of common stock being sold by the selling shareholders will either be at a negotiated price between the selling shareholder and another party in a private transaction, or at the market price through a market maker. If the shares are sold through a market maker, the price paid by the market maker will be the inside bid price as set forth on the Bulletin Board operated by the National Association of Securities Dealers, Inc. The inside bid price is the highest price market makers are willing to pay for the shares of common stock. Market makers are broker/dealers who buy and sell our shares of common stock for their own account. On February 19, 2004, the inside bid price for our common stock was $0.78. No warrants or shares are being offered by C-Chip Technologies Corporation. Our shares are traded on the Bulletin Board operated by the National Association of Securities Dealers, Inc. under the symbol "CCHI." Our warrants are not traded anywhere.

Summary trading by quarter for the 2003 and 2002 fiscal years and the first two quarters of 2004 are as follows:

Fiscal Quarter	High Bid	Low Bid
2004
	10-01-03 - 12-31-03 07-01-03 - 09-30-03	0.94 0.87	0.50 0.17
2003
	04-01-03 - 06-30-03 01-01-03 - 03-31-03 10-01-02 - 12-31-02 07-01-02 - 09-30-02	0.53 4.20 4.10 2.00	0.15 0.55 1.01 1.20
2002
	04-01-02 - 06-30-02 01-01-02 - 03-31-02 10-01-01 - 12-31-01 07-01-01 - 09-30-01	2.00 3.00 0.54 1.75	1.21 0.95 0.54 1.01

These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not represent actual transactions. As of February 19, 2004, we had 37 holders of record of our common stock.

We have not declared any cash dividends, nor do we intend to do so. We are not subject to any legal restrictions respecting the payment of dividends, except that they may not be paid to render us insolvent. Dividend policy will be based on our cash resources and needs and it is anticipated that all available cash will be needed for our operations in the foreseeable future.

DILUTION

Since all of the shares of common stock being registered are already issued and outstanding, no dilution will result from this offering.

PLAN OF DISTRIBUTION

Selling shareholders will sell their shares in open market transactions with market makers.

Section 15(g) of the Exchange Act

Our shares are covered by section 15(g) of the Securities Exchange Act of 1934, as amended, and Rules 15g-1 through 15g-6 promulgated thereunder. They impose additional sales practice requirements on broker/dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $8,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses).

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker/dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

Rule 15g-9 requires broker/dealers to approved the transaction for the customer's account; obtain a written agreement from the customer setting forth the identity and quantity of the stock being purchased; obtain from the customer information regarding his investment experience; make a determination that the investment is suitable for the investor; deliver to the customer a written statement for the basis for the suitability determination; notify the customer of his rights and remedies in cases of fraud in penny stock transactions; and, the NASD's toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons.

The application of the penny stock rules may affect your ability to resell your shares.

Offering Period and Expiration Date

This offering will start on the date of this prospectus and continue for a period of 270 days from the date this registration statement is declared effective by the Securities and Exchange Commission.

BUSINESS

Overview

We were incorporated in the State of Nevada on June 26, 2000 as Keystone Mines Limited. In June 2000, we purchased four mineral claims, situated in the Greenwood Mining Division in the Province of British Columbia, Canada.

Our principal business plan was to acquire, explore and develop mineral properties and to ultimately seek earnings by exploiting the mineral claims. In December 2002, we were advised that the mineral properties held were not economically viable. Our board of directors approved the termination of our exploration activity and the acquisition of the C-Chip technology.

On January 7, 2003, we acquired from Capex Investments Limited ("Capex") all assets and intellectual property related to the C-Chip technology, a new wireless, web-based set of communication tools that offers users complete access, remote control, and monitoring of a variety of equipment. The technology we acquired allows selective enabling, disabling (on/off) of targeted equipment, and other commands at will, from anywhere to almost anywhere in North America, at this time.

To close on the acquisition of the C-Chip technology, we agreed to pay Capex as follows: 1) a Promissory Note of $500,000 bearing no interest payable in full on January 30, 2003; 2) 5,000,000 restricted shares of our common stock; and, 3) a convertible Debenture of $2,000,000 maturing on January 15, 2007 and carrying a coupon of 2.5% payable at the option of the holder in "restricted" shares of our common stock, the said Debenture being convertible at any time at the option of the holder in "restricted" shares of our common stock at a discount of 15% to its market price. We also paid $40,000 for expenses related to the transaction. In July 2003 the Debenture, together with accrued interest, was converted to 3,910,120 common shares. In September 2003 the Promissory Note was repaid with 909,090 common shares and 909,090 common share warrants.

In February 2003, to better reflect our new business activities, we changed our name to C-Chip Technologies Corporation and we now trade on the OTC Bulletin Board (OTC-BB) under the symbol "CCHI."

During 2003, we completed development, designed prototypes, and commenced the production of prototypes and commercialization of our initial product offerings.

In February 2004, we purchased 100% of Canadian Security Agency (2004) Inc. ("CSA"), a private Montreal-based business established in 1984 that provides security services to large corporate accounts, including courier and trucking companies. As consideration for the purchase of CSA, we issued from our treasury 1.6 M restricted common stock to 9129-2763 Quebec Inc. On closing, we released 600,000 of our restricted common shares to 9129-2763 Quebec Inc with the remaining 1 million shares being subject to an escrow agreement. These 1 million restricted common shares will released to to 9129-2763 Quebec Inc upon the attainment of certain milestones by CSA over a 12-month period from the closing of the transaction on February 18, 2004.

Our operations and research and development activities are conducted in a low-rise office facility located in Montreal, Canada. Our office is located at 4710, St-Ambroise, Suite 227, Montreal, Quebec, Canada.

Our Business

We develop and market products and provide services which use integrated wireless communications technology, transaction processing, software applications and the Internet, and when location is required, Global Positioning System (GPS) technology to enable users to efficiently access, control and manage remote assets. Our products and services are designed to be easy-to-use and cost-effective. We allow our customers to use our website to remotely access, control, locate and monitor different types of equipment or services. Our products and services allow users to selectively enable, disable (on/off) targeted equipment, or send other commands at will, from anywhere to almost anywhere in North America. We believe our technology provides significant value to business users by increasing the efficiency of their operations and lowering their costs.

The information technology infrastructure and network application software used to provide our services reside at our Secure Data Management Center (SDMC) located in Montreal. Accordingly, users of our products and services will not need to make a substantial investment in acquiring hardware, software and data networking equipment to use our services.

We have targeted our initial products and services to the large automotive sector, but our basic technology has applications to a variety of assets which span several business sectors including industrial equipment, office equipment and consumer electronic products. Our basic automotive product, the Credit Manager, is a one-way communications tool enabling users to remotely activate / deactivate a vehicle through a starter interrupt module. The second product, the SHADOW, offers two-way communication and the added ability to determine location (GPS) as well as monitor and control some of the vehicles functions. A third product, the HAWK, is an effective anti-theft device for vehicles based on RFID (Radio Frequency Identification) technology. These products are targeted to financial institutions for credit management solutions, insurance companies for security management solutions and urban fleets, car rental companies, and car dealerships for asset management solutions, all of which have a demonstrable need for these devices but which remains vastly underserved by much more expensive offerings.

Business users of our products and services are expected to find a variety of compelling benefits. We believe that many of these benefits result in operational efficiencies or competitive advantages for our business users in their respective market segments. Benefits of using our products and services would include the following:

*

Efficient tool to enforce payment of lease and loans: When an account requires attention, a credit grantor using our products and services can simply log onto our SDMC to wirelessly send an instruction to deny operation of the targeted vehicle or other equipment. Since the operation can be easily restored once the account is in good standing, prompt reactions to delinquency make our products a strong tool to persuade accounts to stay current.

*

Increased market opportunities: Our products and services, by acting as an "electronic co-signer," can provide increased market opportunities by allowing credit to be extended to a broader, higher-risk, customer base.

*

Improve the productivity attained from mobile equipment and assets: Using our products and services, business users can use location, mapping landmarks and path-sequencing features to maximize the time spent completing work orders. Users can also monitor productivity from using our products and services in many ways, i.e. by an increase in the number of jobs equipment or an asset can complete per day or by an increase in revenue earned by equipment per day.

*

Decrease the costs of operations: Using our products services, customers can reduce the cost of operating remote assets. For instance, our business users can use our products and services to automatically monitor and schedule maintenance activities for assets in the field. Users can also experience decreases in their costs from using our services in many other ways, including a decrease in the cost incurred for insuring mobile assets.

*

Users can improve responsiveness to their customers: Using our products and services, business users can be more responsive to their customers through more efficient dispatching. For example, users can utilize our location-on-demand feature to assign a pending work order to the closest or best-equipped mobile assets to provide the quickest response that meets the end-customer's demands.

Technologies

The basic system elements of our technology include a sensor embedded in target devices. This includes a radio frequency receiver and microprocessor, web-based applications and database management. Other required components include access to wireless networks and Internet access. The processor is addressable through a unique electronic serial number that corresponds to the individual sensor. The processor accepts an input signal and compares it to a number of criteria to determine if the current operating condition should be maintained or modified. Additional components to the basic unit include GPS technology for location/tracking and a host of additional monitoring features.

To process the commands of authorized users and to enable our users to manage their own database of sensor embedded devices from a central point using the Web, we have built our own Secure Data Management Center. This eliminates the need for our users to make a substantial investment in acquiring and supporting capital equipment, such as hardware, software and data networking equipment, to use our services.

We utilize proven and effective wireless communications technologies, which includes one-way messaging services, two-way messaging services and cellular services.

*

One-way messaging services: At present, our Credit Manager offers unidirectional communication (receive-only). Unidirectional transmission provides the desired functionality for most Credit Management applications; particularly those related to the protection of low to mid-range valued assets. One-way communication enables reduced product cost and transmission expense. However, it is limited by the fact that receipt of the instruction is not decidedly apparent. Our current wireless carriers are Rogers AT&T in Canada and Skytel in the United States.

*

Two-way messaging services: We use a two-way communications network when GPS technology is required for locating and tracking assets. Two-way messaging services offer reduced costs for both the hardware and service charges. These networks offer adequate coverage in populated areas. Carriers used by us include Pagenet in Canada with roaming service in the US offered by Arch Communications, and Weblink in the United States with roaming service in Canada offered by Bell Mobility.

*

Cellular services: We also use cellular communications when there is a need for additional network coverage, particularly when communication is needed between a central location and assets located in remote areas. The cost of the hardware and service charges are higher. We currently use the MicroburstJ network operated by Aeris.net. MicroburstJ cellular network aggregates unused cellular bandwidth keeping usage costs relatively low.

*

Mapping and GPS technology: Mapping software and GPS technology are now widely available at low costs. Mapping enables our users to view on a map, precisely where their assets are located. This has the effect of facilitating a whole range of location-based services.

*

Web based communications: The Internet is now providing the ability to host a variety of applications services. As a result, the Internet has eliminated the need for costly technical infrastructure and management expense associated with proprietary systems.

Our technology efforts focus on creating new services and enhancing the reliability, availability and features of our products and services while maintaining a scalable and cost effective architecture. Our proprietary technologies are designed to work with technologies from other companies, including our partners, competitors, and other third parties. Similarly, our services are designed to operate with a variety of wireless communications protocols. We expect to continue to develop additional proprietary technology where feasible and to purchase or license technology where cost-effective. Our technology efforts focus on the following areas:

*

Wireless technology. One of our objectives is to continue to maintain our technological independence from wireless protocols and platforms, enabling our customers to communicate with our Secure Data Management Center in the way or ways which best suit their needs.

*

Access and Internet technology. The delivery of our services is complex in part because it involves the continuous collection, storage and processing of data from a potentially large number of remote assets in the field as well as processing requests from users accessing our Secure Data Management Center. To manage the throughput of customer information and to deliver our services to our customers, we use secure Internet connections between our Secure Data Management Center and users accessing our services as well as the wireless networks transmitting customer information. We plan to further enhance access to customer data and our services by further developing our access alternatives.

*

Information technology. We have an information technology organization dedicated to maintaining and enhancing our Secure Data Management Center. By managing our services at our Secure Data Management Center, we relieve our customers of the development and operations burden of managing services resulting from the integration of location technologies, wireless communications protocols, Internet and access technologies and software applications. Our Secure Data Management Center is located in Montreal, Canada. From our Secure Data Management Center, we maintain variable-speed capacity connections to the Internet and dedicated connections to the wireless networks we use. In the event of a power failure, our systems are powered by a backup power supply.

Current Products and Services

Our core technology is readily applicable to the credit asset, and security management industries. Because there is a large, readily available market for telematics applications for automotive products, management has positioned its initial product development effort toward this industry.

We are currently beginning to market a comprehensive offering to the automotive sector with solutions encompassing the credit, asset and security management industry.

1) The Credit Manager: The Credit Manager is a unidirectional communication benefit-denial receiver which can be incorporated into any vehicle. It offers the credit grantor, using a simple web-based application, the ability to "turn on" / "turn off" leased or financed vehicles by connecting a C-Chip sensor to the starter. The retail price for the Credit Manager is currently $185 and has no service fees. This product is currently distributed by Pay Technologies LLC ("PayTeck") in the U.S. under a private label agreement and is known as the WebTeckJ Account Manager.

2) The SHADOW: This product has the same capabilities as the Credit Manager, but adds two-way communication as well as GPS location / tracking and other monitoring features. Additional options include notification of excess speed, direction, notification in case of theft, starter and fuel pump interrupt, doors unlock and navigation aid - all requests are charged to users on a pay-per-use basis. This unit is very small - about half the size of a cigarette pack and is one of the lowest priced tracking devices available on the market today.

3) The HAWK: This product is a wireless anti-theft device that uses RFID technology to identify authorized users. RFID technology enables the identification of authorized users through the use of radio frequency. A transponder is attached to the key chain that talks to wireless switches. If the transponder does not talk to the switches, the car will not start. Switches can be installed to the starter, fuel pump, transmission, ignition, doors lock, or any combination thereof. As wireless links are used, they are virtually impossible to locate since they can be installed almost anywhere in the vehicle.

Our technology is based on a platform that can be adapted to a wide number of products, including office equipment, industrial machinery and consumer electronics products.

Our products and services integrate wireless communications, transaction processing, software applications, the Internet and, when location and tracking is required, GPS technology to provide location, reporting, dispatch, messaging, and other management services to our customers for managing their equipment and assets remotely. We believe that our products and services provide significant value to our customers by decreasing the costs and increasing the efficiency of their operations. We are targeting our products and services to businesses in the following markets:

*	Insurance
*	Car dealerships
*	Telecommunications
*	Construction
*	Facilities/waste management
*	Field service
*	Transportation (freight and passenger)
*	Courier/delivery
*	Distribution
*	Security
*	Cable/ Broadband Utilities

We believe our products and solutions offer a variety of competitive advantages, including:

*

Cost-effective: Both our products and services are cost effective. Costs of our hardware are among the lowest in the market and contrary to most other solutions providers, our service charges are based strictly on usage. Our services do not carry monthly fees. Further, we can pass on to our business users the efficiencies we gain by using the Internet and wireless networks developed by other companies and GPS technology implanted by the U.S. government. Our business users are not required to make a substantial capital investment because our services can be deployed on different wireless application protocol-enabled mobile pagers or telephones. Our software resides at our Secure Data Management Center, and our services can be accessed easily by using the Internet.

*

Services over mobile assets can be shared by unrelated users: We allow our services over one or many remote assets in which our hardware is embedded to be shared by unrelated business users. For instance, when our hardware is embedded into a vehicle, we can allow the credit grantor to have control over the asset to enforce payment schedules and at the same time, allow the insurance company control over the same asset for theft protection, location and monitoring capability and/or to simply enforce payment of insurance premiums on the asset. This process can be easily handled from our Secure Data Management Center. This ability enables co-marketing programs which, for our business users, can translate into significant cost reduction through service sharing agreements.

*

Ease of use: Our products and services are designed to be deployed as end-to-end solutions. This means our business users will not incur incremental information technology costs associated with the deployment or use of our services. Our services are designed to be available over the Internet twenty-four hours a day, seven days a week. Our user interface is designed to be intuitive and easy to use, require minimal training and can easily be modified to meet particular requirements.

*

Ease of deployment: The deployment of our products and services is designed to be quick and easy for our business users. When deploying our products and services, users install the hardware provided and register the device with our Secure Data Management Center using the Internet. Once installed with a connection established to our Secure Data Management Center, deployment is complete. As our business users grow, by embedding our hardware into additional assets or vehicles, our services offer scalability.

*

Ease of maintenance: We host and support all services we provide. We can also implement service upgrades centrally from our Secure Data Management Center and remotely to our products in the field. Accordingly, our business users can avoid incurring technology and infrastructure maintenance expenses while benefiting from improvements to our services.

*

Scalability. Because key technology components of our solutions are designed to accommodate a practically unlimited number of users, as in the case of GPS technology, or can be extended to service additional users, as in the case of wireless networks or the Internet, we believe our services can support almost a limitless number of remote assets in the field. Our network architecture is designed to service a growing number of remote assets with increasing data transmission volumes without compromising execution or the accuracy of data transmitted.

*

No dependence on a unique wireless network: Our products and services are designed to support and connect to different wireless communications networks. We will typically configure our products and services with the most cost-effective and efficient wireless network available in the business user's main geographic area of operations. Subject to preferences, a single business user with geographically disperse operations may have products connecting to more than one wireless network and yet receive seamless service. Wireless network configuration of our products and services occur in the background and is transparent to our business users.

*

Location and tracking based on GPS technology: Our services use GPS technology to determine the location of remote assets. Because of its proven accuracy, the large number of satellites by the U.S. government, and its ability to determine location regardless of velocity and altitude, we believe GPS technology to be more reliable than other location technologies. Further, GPS technology is based on an infrastructure already built by the U.S. government which offers our business users significant savings for our services.

*

Efficient mapping capabilities: Current and past locations of each remote asset can easily be displayed on a map by our business users, making monitoring simple. Historical data is stored at our Secure Data Management Center and can be consulted at anytime by our business users to allow analysis of the activities of an asset over a period of time.

Sales & Marketing

With the Credit Manager now ready for market and the SHADOW completing pre-commercialization tests, management is now instituting a comprehensive sale and marketing strategy. We are now making the transition from being a company focusing almost solely on product development and testing, to an entity to be driven by sales and marketing.

Management has identified what is believed to be large markets that remain underserved but would be logical, potentially keen candidates given an appropriate product and service offering at the right price. Just for automotive products, management has identified particular market segments that have specific business needs to attend. These are:

1.

Credit Management. To permit credit grantors control over the use of vehicles. In this segment, our products and services will be geared toward sub-prime credit customers. With consumers' debt load increasing and the quality of credit decreasing, we believe there is a sizeable market opportunity for products and services enabling credit grantors to have remote control over vehicles leased or financed to enforce payment schedule.

Customers Need	Customers Targeted
Ability to remotely deactivate the vehicle upon client missing payments.	Financial institutions, Banks
Location determination.	Leasing companies
Ability to recover assets immediately.	House financing
Improve payment compliance, reduce losses, and expand business.
2.

Asset Management. To enable location, monitoring, theft prevention and control over theft of usage over remote assets. In this segment, our products and services will be geared toward fleet operators, targeting different vertical markets. We believe the management of remote assets and workers is a market that remains largely untapped, but bound to become very significant as prices for products and services are lowered. Cost-effective and practical functionalities for businesses, this is what our products and services are all about.

Customers Need	Customers Targeted
Increased efficiency (dispatching, monitoring, exception notification, just in time delivery).	Telecommunications
Monitoring of use / customer profiling.	Construction
Enforce usage contracts & restrictions.	Facilities/waste management
Impose maintenance schedules. Theft of use/prevention	Field service
Location of stolen vehicles.	Transportation (freight and passenger)
Courier/delivery
Distribution
Security
Cable/ Broadband
Utilities

3.

Security Management. To increase theft prevention and facilitate recovery of stolen assets. In this segment, our products and services will be geared toward insurance companies, with our solution primarily sold through car dealers and auto parts retailers. There are presently more than 240 million vehicles on the road in North America. In the U.S., a vehicle is being stolen every 27 seconds. In 2001, the FBI reported that an estimated 1.2 million vehicle thefts occurred. The estimated total value of stolen vehicles was US$8.2 billion for an average value per vehicle of US$6,646. Approximately 62% of that amount was recovered during the year, leaving losses of US$3.1 billion for insurance companies. We believe there is a substantial market for products and services that can reduce losses incurred by insurance companies from theft of vehicles.

Customers Need	Customers Targeted
Theft prevention, vehicle deactivation.	Insurance companies
Locating stolen vehicles.	Car dealerships
Monitoring of use / customer profiling.	Auto parts retailers

As of December 31, 2003, our sales and marketing team consisted of two full-time employee and two consultants. We are currently adding personnel to our sales and marketing team. We plan to market and sell our products and services through a number of sales channels, including the following:

*

Strategic sales: We intend to hire, train and support a team of sales employees whose efforts will be geared toward leveraging large and existing distribution channels such as major national accounts, specialized distributors and regional resellers.

*

Wireless carriers: We intend to conclude co-marketing and OEM agreements with different wireless carriers. These partners will market or facilitate sales of our products and services through their own sales channels and work with our direct sales force to increase the sale of our products and services.

Our marketing department is expected to undergo a wide variety of activities, such as awareness and lead generation programs and product management. These activities will include Internet promotions, public relations, seminars, direct mail, trade shows, and co-marketing and co-branding with potential partners.

As December 31, 2003, we had concluded an agreement with Pay Technologies LLC ("PayTeck") for the distribution of our credit management solutions in the "Buy-Here, Pay-Here" market segment in the U.S. We began shipping our hardware in limited quantity to PayTeck last April.

Manufacturing

We outsource the manufacture of all of our products to third parties.

Raw components for our products are readily available from wholesale and retail electronics parts suppliers such as Innovator Electronic Assembly, Arrow Electronics, Avro, Microchip, Aromat, American Zettler, Future Electronics, Digikey, and US Electronics. The housings for the units require custom molds which are contracted to third parties for production. We have an agreement in place with an ISO 9002-certified manufacturer in the Montreal region.

We carry minimal inventory of our products. We outsource the manufacture of products based upon orders we receive. For large orders, our current lead-time for delivery is about 4 to 6 weeks.

We rely partly on our third party manufacturers for quality control. Internally, we conduct a series of tests to ensure that delivered products are reliable and suitable. We ship the products to our customers from our corporate headquarters. With these controls and procedures in place, we believe we have the ability to identify defects before products are shipped. We are keenly aware that any omission or the inability to detect defects before products are shipped could result in the rejection of products, damage our reputation, lower revenues, divert development resources, as well as increase costs in customer service, support and warranty claims.

Warranties

All of our products are offered with a warranty. Our current policy is to offer a warranty of one year on all products sold.

Insurance

Currently, we have insurance coverage of $1,000,000 for products; $1,000,000 for general liability and coverage for our fixed assets.

Government Regulation

In addition to regulations applicable to businesses in general, our products are subject to certification by the Federal Communications Commission in the US and by the Department of Communications in Canada. Our first product, the Credit Manager, is in the process of obtaining such certification for the US and Canadian markets. Our other products are expected to undergo the certification process once all pre-commercialization tests are completed. Further, wireless carriers who supply us with air-time enabling our services are also subject to regulation by the Federal Communications Commission in the US and the Canadian Radio-Television and Telecommunications Commission in Canada.

Competition

In each of the market segments we intend to position our products and services, we compete primarily on the basis of functionality, ease of use, quality, price, service availability, effectiveness and financial strength. As the demand by businesses for wireless communications tools enabling the management of remote assets increases, the quality, functionality and extent of competitors' products and services is expected to progress with new competitors flooding our markets, possibly further lowering prices of products and services. In addition, we expect that the widespread adoption of industry standards may make it easier for new market entrants or existing competitors to improve their existing products and services or offer some or all of the products and services we offer or may offer in the future, possibly at lower prices than ours. This would harm the competitive advantages that our products and services currently enjoy.

In the market for credit management solutions in the automotive sector, we compete with products currently marketed by OnTime, PassTime, and PayTeck. All of these competitors offer different versions of an "egg timer" whereby a code must be manually entered using a keypad to enable a physical device connected to the vehicle's starter. The process enables the use of the vehicle for a certain period of time. Although the device does not rely on wireless network coverage to function, a code must be given and manually entered after each payment has been made. These devices work well but involve significant management time and expense. Our basic product offers a significant price advantage over these manual devices and, in management's opinion, is a much more sophisticated solution as it is totally transparent to users.

In the market for asset management solutions, our SHADOW competes with many different offerings. This market is highly fragmented. Among others, we currently compete with @Road, Aircept, Intertrak, Global Tracking, AirIQ, Earthtrak, Datacom, Vigil, WebTech and QUALCOMM, just to name a few. Relative to our solutions, our direct competitors tend to offer extensive and high-priced solutions. Other potential competitors in the future could include other wireless Internet companies, such as Openwave and Research in Motion; companies working on emergency 911 solutions, such as True Position; companies with solutions that integrate location, wireless communications and call centers, such as General Motors with the OnStar system; and companies that provide wireless, location-relevant applications, such as SignalSoft. We do not know to what extent network developers and wireless operators will seek in the future to provide solutions enabling the management of remote assets, but this is a market that is already competitive and expected to become even more competitive in the future.

In the market for security management solutions, our HAWK competes with various offerings. This market is also fragmented and competitive. Major competitors would include vehicle anti-theft devices marketed by Clifford and Viper and, for solutions enabling the tracking of stolen vehicles, Boomerang and LoJack. We believe our product currently has a material price and functional advantage.

If we are unable to compete successfully in any of the sectors where our products and services are positioned, competitive pressures will harm our business, and increase our sales cycles, which will result in lower revenues than currently anticipated.

Intellectual Property

We rely on a combination of patent, trade secret, trademark and copyright laws, and nondisclosure and other contractual provisions to protect our proprietary technology. Currently, we have three patents pending and we intend to file other patent applications when there is justification to proceed in such a way. As part of our confidentiality procedures, we generally enter into nondisclosure agreements with our employees, consultants, distributors and partners and limit the dissemination and access to our technical documentation and other proprietary information.

Employees

As of February 19, 2004, we had thirteen (13) employees on our payroll and retained three (3) full-time consultants and several part-time consultants. Our employees are not unionized. We believe relationships with our employees and consultants are good.

Legal Proceedings

We are not a party to any material legal proceeding, nor are any of our officers, directors or affiliates' a party adverse to us in any legal proceeding.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Caution about Forward-Looking Statements

This management's discussion and analysis of financial condition and results of operations of C-Chip Technologies Corporation should be read in conjunction with the financial statements and notes thereto of the Company for the year ended June 30, 2003 and the three and six month periods ended December 31, 2003. Because of the nature of a relatively new and growing company the reported results will not necessarily reflect the future.

This section includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or our predictions.

Overview

Fiscal 2003 was a milestone year for our company. We acquired a new patent-pending wireless communications technology (C-Chip technology) that offers complete remote access and control over targeted equipment and services using the Internet. Our newly acquired technology allows selective enabling, disabling (on/off) of the equipment, and other commands at will, from anywhere in the world to almost anywhere in North America.

In this quarter our company has sold units of our first product, the Credit Manager, and additional product prototypes are being tested in the marketplace.

Our new products and services are within the "Telematics" industry. Telematics refers to the ability to remotely access, control, locate and manage different products or services. The telematics sector is a new and emerging industry poised for explosive growth over the next 3-5 years. Available and planned applications include location-based and navigation services, info-tainment services, automatic emergency callout in the event of an accident, security and anti-theft systems, remote diagnostics and repair, logistics and fleet management, and office applications.

Our technology is readily applicable to the credit, asset and security management industry. As there is a readily available market for telematics applications for automotive products, management has positioned its initial product development effort toward this industry. Contrary to most competitors in the field who tend to offer extensive and highly priced solutions, our goal was to develop practical solutions at low prices. This has largely been achieved. Further, contrary to most products and services currently available on the market today, our solutions are offered to users on a pay-per-use basis.

Within the credit management sector, we have now finished the development and completed extensive testing of the Credit Manager, a benefit-denial receiver that can be incorporated into any vehicle. We began commercial delivery of the Credit Manager last October. As of December 31, 2003, we had a distribution agreement with Pay Technologies LLC. We are now putting significant efforts to increase our distribution network in the US and in Canada and, thus far, the reaction from the marketplace indicates a strong interest in our product. Our intent is to rapidly build a strong distribution network in the US and in Canada. Once in place, our goal is to rapidly capture about 10% of the addressable BHPH market in the US. With a product that is cost-effective, as easy to use as a click of the mouse and that can reduce payment delinquency significantly, we believe this goal to be attainable.

We have recently completed the development of the SHADOW that has wireless vehicle control, monitoring and tracking features. The SHADOW is currently being field tested by different potential customers, including car dealers, wireless carriers and OEM equipment manufacturers. Its commercial launch has commenced and will be offered at a very competitive price point to enable a potentially large distribution. We believe the Shadow will appeal the credit management industry, but also to the security and asset management sector.

In February 2004, to ensure that we would be able to provide turnkey security packages to consumers and businesses, we purchased Canadian Security Agency (2004) Inc., a private Montreal-based business established in 1984 that provides security services to large corporate accounts, including courier and trucking companies. With this acquisition we will be able to offer a complete infrastructure to monitor our tracking devices from a central point, alerting car owners, police authorities and insurance companies when car thefts occur. The addition of Canadian Security Agency will give us instant mass in a field we are very actively targeting as well as increasing our credibility in the provision of security and asset management applications.

Specifically for the security management industry, we have selectively marketed to a limited number of large insurance companies different wireless solutions aimed at preventing the theft of vehicles. Last December at a Canadian Motorcycle Show, we introduced the Hawk, an RFID (Radio Frequency Identification) anti-theft device designed specifically for the motorcycle and the power sport vehicle market. The Hawk, a device totally transparent to its users, has been designed to provide motorcycles, snowmobiles, personal watercrafts and ATV's with highly effective and cost efficient theft prevention. Key industry participants have approved the Hawk for insurance purposes. We have attracted significant attention of major aftermarket distributors in the industry for the Hawk and we are currently negotiating agreements for distribution in North America and Asia. To that effect, we have recently concluded a Strategic Alliance agreement with 7Bridge Capital Partners Limited to initiate the marketing of the Hawk in Mainland China.

Over the last few months, we have been also involved in the development of an exclusive anti-theft solution for a major insurance company for the Canadian market. While we successfully concluded the initial pilot test requested by a potentially large customer, commercialization of our product on large-scale to this specific customer is taking longer than expected due a change in technical specifications requirements.

With the initial development of our first line of products for the automotive industry now essentially completed, we expect that the development cycle to adapt our technology to other products will be shortened significantly. In the future, while continuing product development for the automotive sector, we anticipate product development of different credit, asset and security management solutions touching various products, including but not limited to: industrial equipment, office equipment and consumer electronic products. In January 2003, we concluded an agreement with the CBM Group Inc. to develop and market wireless telemetry devices offering, through a Web-based applications, the ability to remotely access, control and manage consumers electronic products, including plasma screens, TVs and other home appliances. Branded as the MP2, our devices will enable credit granters to use the Internet to access, monitor and control the use of the assets that they leased or financed to consumers. The devices will also offer security features such a motion detection to alert a central monitoring center in case of theft, or unauthorized movement. As per the agreement, subject to the successful completion of pre-commercialization tests, the CBM Group Inc will accept a first delivery of 10,000 units of a projected total of 120,000 units within the 12-month period following the initial delivery.

Plan of Operation For the Next Twelve Months

Until our newly acquired assets become self-funding, we will continue to fund our operations through the issuance of common stock as well as with the issuance of short and long-term debt, and loans from shareholders and directors. In the six months ended December 31, 2003 the company issued a total of 7,707,435 shares of common stock: 2,408,225 for cash proceeds of $1,177,002; 909,090 for redemption of a $500,000 Promissory Note; 3,910,120 for conversion of a Debenture Payable with a face value of $2,000,000 and 480,000 for consulting services valued at $137,000.

As of December 31, 2003, our principal capital resources have been acquired through a combination of short and long-term debt, and the issuance of our common stock. We do not have a credit line available at any bank at this time. Our ability to emerge from our current development stage with respect to our planned business activity is dependent upon our successful efforts to commercialize our current and future products, thus attaining profitable business operations, and/or to obtain additional equity financing. A recent private placement of common shares included the issue of 3,873,637 common share purchase warrants expiring in two years and having an exercise price of $1.00 per share.

With the acquisition of the C-Chip technology and its further development, we have set for ourselves the goal to be recognized as a leading provider of credit, asset and security management solutions for financial and leasing institutions, insurance companies and different vertical markets touching the management of urban fleets.

Critical Accounting Policies and Estimates

Management's discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires that we make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. At each balance sheet date, management evaluates its estimates, including, but not limited to, those related to accounts receivable, inventories, and deferred revenue. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. The estimates and critical accounting policies that are most important in fully understanding and evaluating our financial condition and results of operations are discussed below.

Revenue Recognition

As of December 31, 2003, our company was still in a development stage and we had just started to generate commercial sales. We recognize revenue in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements." Revenue is recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed, and collection is reasonably assured.

Our company is also continuing to develop prototypes for testing by potential customers, which are being billed for a portion of the costs incurred. We record these cost recoveries as a credit to the respective expense in the statement of operations.

Intangible Assets

Our company is in the development stage and all costs relating to research and development are charged to operations as incurred. An acquired intangible asset that represents technology that has reached technological feasibility is capitalized at cost. Amortization is calculated using the straight-line method over four years and recorded commencing in the first quarterly period following acquisition. Acquired in-process research and development will be expensed on acquisition. Intangible assets are evaluated annually for impairment in accordance with SFAS No. 144 "Accounting for the Impairment and Disposal of Long Lived Assets".

Amortization of Equipment and Property

Our company's equipment and property are recorded at cost. Amortization is calculated on the declining balance method, except for the leasehold improvements where the straight-line method is used, at the following annual rates or period:

Computer equipment	30%
Furniture	20%
Leasehold improvements	5 years
Machinery and equipment	20%

Stock-Based Compensation

We have elected to apply the intrinsic value method of accounting in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25). Under the intrinsic value method of accounting, compensation expense is recognized if the exercise price of our employee stock options is less than the market price of the underlying common stock on the date of grant. Stock-based compensation for employees is recognized on the straight-line basis over the vesting period of the individual options. Stock options granted to non-employees are accounted for under Statement of Financial Accounting Standards ("SFAS") No. 123 "Accounting for Stock-Based Compensation", which establishes a fair value based method of accounting for stock-based awards, and recognizes compensation expense based on the fair market value of the stock award or fair market value of the goods and services received, whichever is more reliably measurable. Under the provisions of SFAS 123, companies that elect to account for stock-based awards in accordance with the provisions of APB 25 are required to disclose the pro forma net income (loss) that would have resulted from the use of the fair value based method under SFAS 123.

Acquisition of Assets

The financial statements for December 31, 2003 reflect the 2003 purchase of all assets and intellectual property relating to C-Chip technology and share restructuring related thereto. A valuation analysis was applied to determine the purchase price and its allocation in compliance with SFAS No. 141, "Business Combinations".

Income Tax

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. We have adopted SFAS No. 109, "Accounting for Income Taxes" as of our inception. Pursuant to SFAS 109 we are required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because we cannot be assured it is more likely than not we will utilize the net operating losses carried forward in future years.

Results of Operations

In the three-month period ending December 31, 2003 we recorded our first revenue: $148,036 from the sales of Credit Manager to a USA distributor. We expect to realize additional revenue from our acquired technology in 2004 and beyond, although we are unable to forecast volumes at this time.

On the acquisition of all of the assets related to the C-Chip technology we discontinued our mineral exploration business and have reallocated all relevant development costs, totaling $602,606 to Loss from Discontinued Operations.

Our company posted a net loss of $605,634 for the three months ending December 31, 2003. The net loss for the six month period ending December 31, 2003 was $2,311,732. Significant non cash expenses incurred during the six month period were: $1,418,451 for the discount on conversion of our Debenture; $137,000 for stock issued in payment of consulting fees; $164,584 for stock based compensation and $88,232 for depreciation and amortization. Had we determined stock based compensation expense based on the fair value at the date of grant for employee stock options, the net loss would have increased to $749,036 for three months December 31, 2003 and to $2,530,672 for the six months ended December 31, 2003. There are no prior period comparisons for our present operations.

Financial Condition, Liquidity and Capital Resources

Since our acquisition of all of the assets related to the C-Chip technology in early 2003, our company has been engaged in the development and the marketing of wireless solutions that offer complete remote access, control and the management over targeted equipment and services.

As part of interim financing by shareholders, we have purchased management services from Capex Investments Limited, the vendor in the C-Chip asset purchase transaction. Capex and other related parties also paid certain operations expenses directly and advanced funds for working capital. The amounts due are non-interest bearing, unsecured, and have no fixed terms of repayment. The amount due Capex at December 31, 2003 was $223,824 (June 30, 2003: $193,325). $29,552 was due to other related parties at December 31, 2003 (June 30, 2003: $40,241).

In December 2003 we loaned an unrelated company $93,023 (C$120,000) for interim financing as part of an anticipated transaction to acquire the company for shares of C-Chip.

For the six-month period ended December 31, 2003, our company had used net-cash of $532,657 for its operations. This compared to net-cash used of $10,498 in the comparable 2002 period. Until our company is able to generate sufficient cash flow to sustain its ongoing business activity, management plans to obtain capital through sale of its common stock.

As of December 31, 2003 current assets were $634,396, including cash of $537,956. This compares with our current assets of $20,281 at June 30, 2003. As of December 31, 2003, we had working capital of $254,728 compared to a deficiency of $828,127 at June 30, 2003. The substantial improvement in working capital is primarily attributable to proceeds from our private placement of common shares and conversion of a $500,000 Promissory Note to 909,090 shares and 909,090 share purchase warrants.

Recent Accounting Pronouncements

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). The requirements of SFAS No. 150 apply to issuers' classification and measurement of freestanding financial instruments, including those that comprise more than one option or forward contract. SFAS No. 150 does not apply to features that are embedded in a financial instrument that is not a derivative in its entirety. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatory redeemable financial instruments of non-public entities. It is to be implemented by reporting the cumulative effect of a change in an accounting principle for financial instruments created before the issuance date of SFAS No. 150 and still existing at the beginning of the interim period of adoption. Restatement is not permitted. The adoption of this standard did not have a material effect on the Company's results of operations or financial position.

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure," which amends SFAS No. 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 expands the disclosure requirements of SFAS No. 123 to require more prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The transition provisions of SFAS No. 148 are effective for fiscal years ended after December 15, 2002. The transition provisions did not have a material impact on the Company's consolidated financial position and results of operations. The disclosure provisions of SFAS No. 148 are effective for financial statements for interim periods beginning after December 15, 2002. The Company adopted the disclosure requirements of SFAS No. 148 on January 1, 2003.

In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". The provisions of this Statement are effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)". This Statement requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. The Company adopted SFAS No. 146 on January 1, 2003. The effect of adoption of this standard did not have a material effect on the Company's results of operations or financial position.

The FASB has also issued SFAS No. 145, 147 and 149 but they do not have any relationship to the operations of the Company therefore a description of each and their respective impact on the Company's operations have not been disclosed.

MANAGEMENT

Officers and Directors

Each of our directors serves until his or her successor is elected and qualified. Each of our officers is elected by the board of directors to a term of one (1) year and serves until his or her successor is duly elected and qualified, or until he or she is removed from office. The board of directors has no nominating, auditing or compensation committees.

The name, age and position of our present officers and directors are set forth below:

Name	Age	Position Held

Stephane Solis	45	President, Chief Executive Officer and Director
Benjamin Leboe	58	Chief Financial Officer
Robert Clarke	59	Chairman of the Board of Directors
John Fraser	57	Director and Secretary
Cherry Lim	38	Director
Claude Pellerin	33	Vice President of Legal Affairs

Each director serves until our next annual meeting of the stockholders or unless they resign earlier. The Board of Directors elects officers and their terms of office are at the discretion of the Board of Directors.

Background of officers and directors

Stephane Solis began his career in 1985 with Midland Doherty Inc., a predecessor of Merrill Lynch Canada Inc., as a Research Analyst in the communications and media sector. In 1990, he joined a Montreal subsidiary of Lombard Odier, one of the largest private banks in Switzerland, where he provided investment advice on Canadian companies to a select clientele. In 1993 he co-founded GLS Capital Inc., an institutional research boutique specializing in the information technology sector. In 1995, Mr. Solis sold GLS Capital Inc. to Yorkton Securities Inc. and joined Yorkton's corporate finance team and managed the company's operations in Montreal. At Yorkton, Mr. Solis was focused on the financing, both private and public, of emerging companies, mostly in the information technology sector. In 1998, he joined Groome Capital.com Inc. to work in corporate finance. Since mid 2000, Mr. Solis has been consultant to a number of small and emerging high-tech companies. Mr. Solis joined C-Chip in November 2000, first as consultant, then in March 2001 as its Chief Financial Officer and, since January 2003 as its President and Chief Executive Officer. Mr. Solis has been an officer of the Company since January 2003. He is also a Director of Equilar Capital Corporation since March 2001. Between May 2001 and August 2001, Mr. Solis was Director of Innofone.com (OTCBB: INNF).

Ben Leboe is Principal, Independent Management Consultants of British Columbia. He holds the positions of Vice President and Director of China World Trade Inc. and Chief Financial Officer and Director of Asia Payment Systems Inc. and Develstar Financial Corporation. Previously, Ben was Chief Financial Officer of China IT Corporation and , provided financial consulting services to WaveRider Communications Inc. Ben was formerly a Partner with Peat Marwick Stevenson & Kellogg in British Columbia, and, was also Vice President and Chief Financial Officer of VECW Industries Ltd. Mr. Leboe is a Chartered Accountant and Certified Management Consultant. He received his Bachelor of Commerce Degree from the University of British Columbia.

Since June 2000, Robert Clarke has been Chairman and Chief Executive Officer of 7bridge Capital, a private venture capital group based in Hong Kong. Since October 1998, Mr. Clarke has been Chairman of the Board of Directors of Asia Payment Systems, Inc. During the last five years, Mr. Clarke has served as a Director and as President and Chief Executive Officer at various times of ePHONE Telecom Inc. (OTCBB:EPHO) as follows: He served as the Chairman of the Board of Directors from April 1999 until July 21, 2000 and again from December 1, 2000 to September 12, 2002. Mr. Clarke also served as the President and Chief Executive Officer of ePhone from June 3, 1999 to August 8, 1999, and also from March 9, 20000 until April 1, 2000 and again from December 1, 2000 to July 1, 2001. During two periods he was CEO but not President. These periods were from August 8, 1999 to March 9, 2000 and from April 1, 2001 to July 2001. He carried out the functions normally associated with the offices he held and in particular during the periods when he held the office of CEO he was responsible for the overall direction and operation of the company. From January 1997 to November 1997, Mr. Clarke was President, CEO and a Director of Waverider Communications Inc (OTCBB:WAVC). He resigned as President in November 1997, but carried on as Director and CEO for an additional month until December 1997. Mr. Clarke was a Director and Chairman of TEK Digitel Corp. (OTCBB:TEKI) from June 1998 until September 1999, but had no executive responsibilities and was paid no compensation. During the period July 1998 to August 1999 Mr. Clarke was a director of Innofon.Com Inc. (OTCBB:INNF).

John Fraser resigned from KPMG Canada at the end of 1997 after almost twenty years with the organization, the last four years of which he was Vice Chairman of the firm and responsible for the Canadian management consulting division. In January 1998, he started providing consulting services to professional services and high technology start-up firms, which services he continues to provide to this day, and since January 1999, under the name J G Fraser & Associates Inc. From July 1999 to August 2002, Mr. Fraser was a director of ePHONE Telecom Inc. (OTCBB:EPHO). From September , 2000 to January 2004, Mr. Fraser has been the President and a Director of Asia Payment Systems, Inc. Since June 2000, Mr. Fraser has been a director of Walters Forensic Engineering, a public engineering firm based in Toronto, Canada. (CDNX:YWL). He is a founding shareholder of 7bridge Capital, Hong Kong. He is also a director and Vice Chairman of Hincks Dellcrest, a non-profit organization located in Toronto, Canada.

Cherry Lim has extensive professional experience in manufacturing and Telecommunications in Asia. She began her career in manufacturing, and before migrating to Singapore worked with a Hong Kong based conglomerate assisting the top management in the operation of manufacturing facilities in the region and in negotiating various technology transfer projects to mainland China. Since 1990 she has worked in telecoms, first for SingTel in Singapore and then Deustsche Telekom in Hong Kong; and in 1996 she joined eGlobe, Inc. At eGlobe, which she left as Director, Business Development in 2000, she was responsible for spearheading and fostering partnerships with major Telcos and ISPs in the Asia Pacific region. Ms. Lim is now President of 7bridge Systems (HK) Limited, a Hong Kong based telecommunications company.

Claude Pellerin is legal consultant and Vice-President of legal affairs for C-Chip Technologies Corporation since February 2002, Mr. Pellerin studied political science at the University of Montreal, as well as business management at the Business School of Commerce (HEC). After his first bachelor's degree, he graduated from law school at the University of Montreal and was registered in the Québec Bar in December of 1997. Since the fall of 2000, he has been pursuing a master's degree in business law at the University of Montreal. Also, during the past few years he' has gained solid experience in the field of management being called to act as Secretary for Equilar Capital Corporation May 2002, as President for C-Chip Technologies Corporation Inc. Between September and December 2002, and was recently named vice-president of finance for the Gescorp Nominair Inc. In his current practice, he is legal consultant to a number of Canadian and foreign investors.

Audit Committee Financial Expert

We do not have an audit committee financial expert. We do not have an audit committee financial expert because we believe the cost related to retaining a financial expert at this time is prohibitive. Further, because we are only beginning our commercial operations, at the present time, we believe the services of a financial expert are not warranted.

Conflicts of Interest

The only conflict that we foresee is that our officers and directors devote time to projects that do not involve us.

EXECUTIVE COMPENSATION

The following table sets forth information with respect to compensation paid by us to our officers and directors during the three most recent fiscal years. This information includes the dollar value of base salaries, bonus awards and number of stock options granted, and certain other compensation, if any.

Summary Compensation Table

Long Term Compensation
Annual Compensation	Awards	Payouts
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
				Other
				Annual	Restricted	Securities
				Compen	Stock	Underlying	LTIP	All Other
Name and Principal		Salary	Bonus	sation	Award(s)	Options /	Payouts	Compens
Position [1]	Year	($)	($)	($)	($)	SARs (#)	($)	ation ($)

Stephane Solis	2003	18,775	0	2,086	0	500,000	0	0
President, Chief	2002	0	0	0	0	0	0	0
Executive Officer	2001	0	0	0	0	0	0	0
& Director

Ben Leboe	2003	8,340	0	0	0	200,000	0	0
Treasurer and Chief	2002	0	0	0	0	0	0	0
Financial Officer	2001	0	0	0	0	0	0	0

Robert Clarke	2003	0	0	0	0	250,000	0	0
Chairman of the	2002	0	0	0	0	0	0	0
Board of Directors	2001	0	0	0	0	0	0	0

John Fraser	2003	0	0	0	0	200,000	0	0
Secretary &	2002	0	0	0	0	0	0	0
Director	2001	0	0	0	0	0	0	0

Cherry Lim	2003	0	0	0	0	200,000	0	0
Director	2002	0	0	0	0	0	0	0
	2001	0	0	0	0	0	0	0

Claude Pellerin	2003	18,955	0	0	0	100,000	0	0
Vice President	2002	0	0	0	0	0	0	0
	2001	0	0	0	0	0	0	0

Mike Muzylowski	2002	0	0	0	0	0	0	0
President & Director	2001	0	0	0	0	0	0	0
(resigned - 2002)

Carlo Civelli	2002	0	0	0	0	0	0	0
Secretary &	2001	0	0	0	0	0	0	0
Director
(resigned - 2002)

[1] All compensation received by the officers and directors has been disclosed.

Option/SAR Grants

There are no stock option, retirement, pension, or profit sharing plans for the benefit of our officers and directors, other than our 2003 Incentive Stock Option Plan. Under this Plan, the board of directors is vested with discretionary authority to grant options to persons furnishing services to us. There are 5,000,000 shares in the plan. Of the 3,498,906 options awarded, 683,905 shares have been issued as a result of the exercise of options, 150,000 options were cancelled leaving 2,665,000 options outstanding for the period up to February 18, 2004.

Option Grants to Officers and Directors During the Last Fiscal Year
Name	Number of Securities Underlying Options/SARs Granted (#)	% of Total Options/SARs Granted to Employees in Fiscal Year	Exercise of Base Price ($/Sh)	Expiration Date

Stephane Solis	500,000	20.04%	$0.20	June 17, 2008
Benjamin Leboe	200,000	8.02%	$0.20	June 17, 2008
Claude Pellerin	100,000	4.01%	$0.20	June 17, 2008
Robert Clarke	250,000	10.02%	$0.20	June 17, 2008
John Fraser	200,000	8.02%	$0.20	June 17, 2008
Cherry Lim	200,000	8.02%	$0.20	June 17, 2008

Aggregated option/SAR Exercised by Officers and Directors in Last Fiscal Year and FY-End Option/SAR Values (Conrad, please update according to new schedule)
Number of Securities Underlying Unexercised Options/SARs at FY-End (#)	Value of Unexercised In-the-Money Options/SARs at FY-End ($)
Name	Shares Acquired on Exercised (#)	Value Realized ($)	Exercisable	Unexercisable	Unexercisable	Exercisable

Stephane Solis	0	0	375,000	125,000	$33,125	$99,375
Benjamin Leboe	0	0	150,000	50,000	$13,250	$39,750
Claude Pellerin	0	0	75,000	25,000	$6,625	$19,875
Robert Clarke	0	0	182,500	62,500	$16,563	$48,362
John Fraser	0	0	150,000	50,000	$13,250	$39,750
Cherry Lim	0	0	150,000	50,000	$13,250	$39,750

Future Compensation of Our Officers

For the fiscal year ending June 30, 2004, we intend to pay Stephane Solis, our president and chief executive officer, a base salary of CND$90,000. We have not determined for Mr. Solis a bonus plan, including options that may be granted to him in the fiscal year ending June 30, 2004.

For the fiscal year ending June 30, 2004, we intend to pay Benjamin Leboe, our treasurer and chief financial officer consulting fees of approximately CND$3,000 per month, depending upon services provided.. We have not determined for Mr. Leboe a bonus plan, including options that may be granted to him in the fiscal year ending June 30, 2004.

For the fiscal year ending June 30, 2004, we intend to pay Claude Pellerin, our vice president of legal affairs, a base salary of CND$37,500. We have not determined for Mr. Pellerin a bonus plan, including options that may be granted to him in the fiscal year ending June 30, 2004.

Long-Term Incentive Plan Awards

We do not have any long-term incentive plans that provide compensation intended to serve as incentive for performance to occur over a period longer than one fiscal year, whether such performance is measured by reference to our financial performance, our stock price, or any other measure other than our 2003 Incentive or Nonqualified Stock Option Plan.

Compensation of Directors

We do not have any plans to pay our directors any money. We do intend to grant our directors options for serving on our board of directors. For fiscal year ending June 30, 2004, we have not determined the compensation that we may grant our directors.

Indemnification

Under our Articles of Incorporation and Bylaws of the corporation, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

PRINCIPAL AND SELLING SHAREHOLDERS

The following table sets forth, as of the date of this prospectus, the total number of shares owned beneficially by each of our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The table also reflects what their ownership will be assuming completion of the sale of all shares in this offering. The stockholders listed below have direct ownership of his/her shares and possess sole voting and dispositive power with respect to the shares. The address for each person is our address at 4710 St. Ambroise, Suite 227, Montreal, Quebec, Canada H4C 2C7.

Name of Beneficial Owner	Direct Amount of Beneficial Owner	Position	Percent of Class [8]

Stephane Solis	500,000	[1]	President, Chief Executive Officer and Director	0.00%

Benjamin Leboe	200,000	[2]	Treasurer and Chief Financial Officer	0.06%

Claude Pellerin	120,000	[3]	Vice President of Legal Affairs	0.13%

Robert Clarke	250,000	[4]	Chairman of the Board of Directors	0.19%

John Fraser	200,000	[5]	Secretary and a Director	0.06%

Cherry Lim	200,000	[6]	Director	0.11%

All officer and Directors as a Group (6 Persons)	1,470,000	[7]		0.55%

Capex Investments Ltd. 315 St. James Court St. Denis Street Port Louis Republic of Mauritius	9,819,210	[9]	27.39%

Global Select Opportunities Ltd. 5867 Manatee Drive Buttonwood Bay Belize City, Belize	1,600,000		4.46%

Liberty Metal Fund Ltd. Queens Highway George Town Exuma, Bahamas	1,940,000		5.41%

Professional Trading Services Kuttelgasse 14 Zurich, Switzerland 8001	1,900,000		5.30%

9129-2763 Quebec Inc 4480 Chemin Cote de Liesse Montreal, Quebec	1,600,000		4.46%
Whitehall Premier Growth Ltd. Redland Acres Nassau, Bahamas	1,600,000		4.46%
1.	The foregoing figures includes unexercised options.
2.	Includes 20,000 shares of common stock and an unexercised option to acquire 180,000 shares.
3.	Includes 45,000 shares of common stock and an unexercised option to acquire 75,000 shares.
4.	Includes 70,000 shares of common stock and an unexercised option to acquire 180,000 shares.
5.	Includes 20,000 shares of common stock and an unexercised option to acquire 180,000 shares.
6.	Includes 40,000 shares of common stock and an unexercised option to acquire 160,000 shares.
7.	Includes unexercised option shares.
8.	Does not include unexercised option shares.
9.	This company is controlled by members of our board of directors.

The persons named above are our parents and promoters within the meaning of such terms under the Securities Act of 1933 by virtue of their direct and indirect stock holdings.

Securities authorized for issuance under equity compensation plans.

We have no equity compensation plans.

Selling Warrant Holders

The following sets forth the name of each warrant holder, the number warrants owned by each holder and the expiration date of the warrant. One warrant and $1.00 entitles a warrantholder to acquire one share of common stock. The Class A Warrants are exercisable as follows:

Name of beneficial owners	Numbers of Warrants Owned	Expiration date
V.P. Bank	70,000	8/26/2005
Oleg Kharlanov	450,001	9/21/2005
Prospect Fund L.P.	181,818	9/22/2005
Capex Investments Ltd.	909,090	9/30/2005
Dennis L. Pinkerton Trust	181,818	10/1/2005
Credit Lyonnais (Suisse) SA	727,273	10/14/2005
Gerard Caviston	50,000	11/24/2005
Michael J. Maloney	18,182	11/25/2005
Michael R. Hamblett	100,000	11/24/2005
Gordon Gregoretti	20,000	11/24/2005
Gortec Co. Ltd.	20,000	12/1/2005
Basso Equity Opportunity Holding Fund Ltd.	100,000	12/12/2005
SRG Capital LLC	136,364	12/15/2005
Anthony Spatacco	36,364	12/16/2005
MarketWise Trading Inc.	200,000	02/17/2006
Republic Aggressive Growth Inc.	181,818	02/17/2006
Basso Multi-Strategy Holding Fund Ltd.	100,000	02/18/2006
Basso Holdings Ltd.	100,000	02/18/2006
Rock II LLC	200,000	02/19/2006
Mystic Partners Inc.	90,909	02/19/2006
TOTAL	3,873,637

Selling Shareholders

The following table sets forth the name of each selling shareholder, the total number of shares owned prior to the offering, the percentage of shares owned prior to the offering, the number of shares offered, and the percentage of shares owned after the offering, assuming the selling shareholder sells all of his shares and we sell the maximum number of shares.

Name	Total number of shares owned prior to offering	Percentage of shares owned prior to offering	Number of shares being offered	Percentage of shares owned after the offering assuming all of the shares are sold in the offering

VP Bank	70,000	0.19%	70,000	0.00%
Oleg Kharlanov	450,001	1.25%	450,001	0.00%
Prospect Fund L.P.	181,818	0.50%	181,818	0.00%
Capex Investments Ltd.	9,819,210	27.31%	9,819,211	0.00%
Dennis T. Pinkerton Trust	181,818	0.50%	181,818	0.00%
Credit Lyonnais (Suisse) SA	727,273	2.02%	727,273	0.00%
Gerard Caviston	50,000	0.14%	50,000	0.00%
Michael J. Maloney	18,182	0.05%	18,182	0.00%
Michael R. Hamblett	100,000	0.28%	100,000	0.00%
Gordon Gregoretti	20,000	0.05%	20,000	0.00%
Gortec Co. Ltd.	20,000	0.05%	20,000	0.00%
Basso Equity Opportunity Holding Fund Ltd.	100,000	0.28%	100,000	0.00%

SRG Capital LLC	136,364	0.38%	136,364	0.00%
Eclips Ventures International	280,000	0.78%	280,000	0.00%
TGR Group LLC	200,000	0.56%	200,000	0.00%
Anthony Spatacco	36,364	0.10%	36,364	0.00%
Claude-Michel Morin	100,000	0.28%	100,000	0.00%
9129-2763 Quebec Inc.	1,600,000	4.46%	1,600,000	0.00%
MarketWise Trading Inc.	200,000	0.56%	200,000	0.00%
Republic Aggressive Growth Inc.	181,818	0.50%	181,818	0.00%
Basso Multi-Strategy Holding Fund Ltd.	100,000	0.28%	100,000	0.00%
Basso Holdings Ltd.	100,000	0.28%	100,000	0.00%
Rock II LLC	200,000	0.56%	200,000	0.00%
Mystic Partners Inc.	90,909	0.26%	181,818	0.00%
TOTAL	14,963,757	51.62%	14,963,757	0.00%

Future Sales of Shares

A total of 35,951,622 shares of common stock are issued and outstanding. Of the 35,951,622 shares outstanding, 20,907,865 are freely tradable and 15,043,757 are restricted securities as defined in Rule 144 of the Securities Act of 1933. Under Rule 144, the restricted shares can be publicly sold, subject to volume restrictions and restrictions on the manner of sale, commencing one year after their acquisition. Of the 15,043,757 restricted shares, 14,963,757 are being offered for sale by the selling shareholders in this offering.

Shares purchased in this offering, which will be immediately resalable, and sales of all of our other shares after applicable restrictions expire, could have a depressive effect on the market price, if any, of our common stock and the shares we are offering.

DESCRIPTION OF SECURITIES

Common Stock

Our authorized capital stock consists of 100,000,000 shares of common stock, $0.00001 par value per share. The holders of our common stock:

*	have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;
*	are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;
*	do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and
*	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

All shares of common stock now outstanding are fully paid for and non-assessable and all shares of common stock which are the subject of this offering, when issued, will be fully paid for and non-assessable. We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the state of Nevada for a more complete description of the rights and liabilities of holders of our securities.

Non-cumulative voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors. After this offering is completed, assuming the sale of all of the shares of common stock, present stockholders will own approximately 58.3% of our outstanding shares.

Cash dividends

As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Warrants

Currently there are 3,873,637 warrants outstanding. The warrants are exercisable now and the warrants are exerciseable have various expiration dates. See "Selling Warrant Holders." One warrant will entitle the warrant holder to acquire one (1) shares of common stock at a price of $1.00. If the warrant holder does not exercise the warrant within said time period, the warrant will expire and be of no value.

Anti-takeover provisions

There are no Nevada anti-takeover provisions that may have the affect of delaying or preventing a change in control.

Reports

After we complete this offering, we will not be required to furnish you with an annual report. Further, we will not voluntarily send you an annual report. We will be required to file reports with the SEC under section 15(d) of the Securities Act. The reports will be filed electronically. The reports we will be required to file are Forms 10-KSB, 10-QSB, and 8-K. You may read copies of any materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that will contain copies of the reports we file electronically. The address for the Internet site is www.sec.gov.

Stock transfer agent

Our stock transfer agent for our securities is Pacific Stock Transfer Company, 500 East Warm Springs Road, Las Vegas, Nevada 89119 and its telephone number is (702) 361-3033.

CERTAIN TRANSACTIONS

As part of interim financing by shareholders, we have purchased management services from Capex Investments Limited, the vendor in our asset purchase transaction. Capex also paid certain operations expenses directly and advanced funds for working capital. The amounts due are non-interest bearing, unsecured, and have no fixed terms of repayment. The amount due to Capex as of December 31, 2003 was $223,824.

Capex Investments Limited is controlled by members of our board of directors.

LITIGATION

We are not a party to any pending litigation and none is contemplated or threatened.

EXPERTS

Our financial statements for the period from inception to June 30, 2002, included in this prospectus have been audited by Williams and Webster, P.C., Independent Certified Public Accountants, Bank of America Financial Center, 601 West Riverside Avenue, Suite 1940, Spokane, Washington 99201. Our financial statements for the period from July 1, 2002 to June 30, 2003, included in this prospectus have been audited by Manning Elliott, Chartered Accountants, 11th Floor, 1050 West Pender Street; Vancouver, British Columbia, Canada V6E 3S7, as set forth in their report included in this prospectus.

Change of Auditors

On October 7, 2002, we dismissed Williams & Webster, P.S. as our independent auditors. During the two most recent fiscal years and subsequent interim period, there were no disagreements on matters of accounting principles and practices, financial disclosure, or auditing scope of procedure between Williams & Webster and us. Williams & Webster, P.S. was dismissed because we determined that it was in our best interests to have our auditor located in Vancouver, British Columbia where our corporate headquarters are located.

The report of Williams & Webster, P.S. on the Registrant's financial statements as of and for the year ended June 30, 2002 did not contain an adverse, qualified or disclaimer of opinion. However, the Reports did contain an explanatory paragraph wherein Williams & Webster expressed substantial doubt about our ability to continue as a going concern.

We requested Williams & Webster to furnish us with a letter addressed to the Securities and Exchange Commission stating whether or not it agreed with the statements made by us in response to Item 4 of our Form 8-K, and, if not, stating the respects in which it did not agree. We delivered a copy of the Form 8-K report to Williams & Webster on October 18, 2002, via facsimile. Williams & Webster replied and its letter agreeing with the statements contained therein was attached as Exhibit 16.1 to our Form 8-K.

On October 7, 2002, our board of directors engaged Manning Elliott, Chartered Accountants, 11th Floor, 1050 West Pender Street, Vancouver, British Columbia, Canada V6E 3S7, as its independent auditor for its fiscal year ending June 30, 2003 and subsequent years. Manning Elliott accepted such appointment on October 11, 2002. Prior to their appointment, we did not consult with Manning Elliott on any matters related to accounting or the type of opinion they may issue.

LEGAL MATTERS

Conrad C. Lysiak, Attorney at Law, 601 West First Avenue, Suite 503, Spokane, Washington 99201, telephone (509) 624-1475 has acted as our legal counsel.

FINANCIAL STATEMENTS

Our fiscal year end is June 30. We will provide audited financial statements to our stockholders on an annual basis.

Our audited financial statements for the years ending June 30, 2003 and 2002 as well for the six month period ending December 31, 2003 (unaudited), immediately follow:

Table of Contents
UNAUDITED INTERIM FINANCIAL STATEMENTS Balance Sheets Statements of Operations Statements of Cash Flows	F-1 F-2 F-3
NOTES TO THE FINANCIAL STATEMENTS	F-4

INDEPENDENT AUDITOR'S REPORT	F-15
ANNUAL AUDITED INTERIM FINANCIAL STATEMENTS Balance Sheets Statements of Operations Statements of Cash Flows Statement of Stockholders' Equity (Deficit)	F-16 F-17 F-18 F-19
NOTES TO THE AUDITED FINANCIAL STATEMENTS	F-20

C-Chip Technologies Corporation
(A Development Stage Company)
Balance Sheets
(Expressed in U.S. Dollars)

	December 31 2003 $	June 30 2003 $
	(unaudited)	(audited)
ASSETS

Current Assets

Cash	537,956	8,505
Accounts receivable, net of allowance for doubtful accounts of $11,259 and Nil,
respectively	33,775	-
Inventory	25,932	-
Other current assets	36,733	11,776

Total Current Assets	634,396	20,281

Property and Equipment (Notes 3 and 4)	59,564	59,855

Intangible Assets (Notes 3 and 5)	528,385	609,645

Loan Receivable (Note 6)	93,023

Total Assets	1,315,368	689,781

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities
Accounts payable	116,292	73,342
Accrued liabilities	10,000	41,500
Due to related parties (Note 7)	253,376	233,566
Promissory Note (Notes 3 and 8(b))	-	500,000

Total Current Liabilities	379,668	848,408

Debenture Payable (Notes 3 and 8(a))	-	922,700

Total Liabilities	379,668	1,771,108

Contingencies (Note 1)

Stockholders' Equity (Deficit)

Common Stock, 100,000,000 shares authorized with a par value of
$0.00001; 33,001,395 and 25,293,960 issued and outstanding,
respectively (Note 8)	330	253
Additional Paid-in Capital	5,051,696	645,268
Deferred Compensation	(77,747)	-

	4,974,279	645,521

Deficit Accumulated During the Development Stage	(4,038,579)	(1,726,848)

Total Stockholders' Equity (Deficit)	935,700	(1,081,327)

Total Liabilities and Stockholders' Equity	1,315,368	689,781

(The Accompanying Notes are an Integral Part of these Financial Statements)

C-Chip Technologies Corporation
(A Development Stage Company)
Statements of Operations
(Expressed in U.S. Dollars)
(Unaudited)

	Accumulated from
	June 26, 2000
	(Date of Inception)	Three Months Ended		Six Months Ended
	to December 31,	December 31,		December 31,
	2003 $	2003 $	2002 $	2003 $	2002 $

Revenue	148,036	148,036	-	148,036	-

Cost of Sales	66,447	66,447	-	66,447	-

Gross Margin	81,589	81,589	-	81,589	-

Expenses

Acquired in-process research and development	650,000	-	-		-
Depreciation and amortization	136,732	44,116	-	88,232	-
Bank charges and exchange	(9,527)	(9,512)	-	(21,971)	-
Consulting fees (Note 8(a))	137,000	137,000	-	137,000	-
Debenture accretion	136,325	-	-	16,625	-
Debenture interest	27,397	-	-	2,397	-
Discount on conversion of debt	1,418,451	-	-	1,418,451	-
General and administration	306,010	192,614	-	230,028	-
Professional fees	229,379	68,416	-	128,120	-
Provision for doubtful accounts	11,259	11,259	-	11,259	-
Research and development	69,132	6,526	-	58,061	-
Salaries and benefits	221,420	118,799	-	160,535	-
Stock based compensation	183,984	118,005	-	164,584	-

Total expenses	3,517,562	687,223	-	2,393,321	-

Net Loss before discontinued operations	(3,435,973)	(605,634)	-	(2,311,732)	-

Loss from discontinued operations (Note 9)	(602,606)	-	(3,473)	-	(10,084)

Net Loss for the period	(4,038,579)	(605,634)	(3,473)	(2,311,732)	(10,084)

Net Loss Per Share - Basic

Net Loss before discontinued operations		(0.02)	-	(0.07)	-
Loss from discontinued operations		-	-	-	-

Net Loss per share		(0.02)	-	(0.07)	-

Weighted Average Shares Outstanding		32,400,000	6,011,000	31,700,000	6,011,000

(Diluted loss per share has not been presented as the result is anti-dilutive)

(The Accompanying Notes are an Integral Part of these Financial Statements)

C-Chip Technologies Corporation
(A Development Stage Company)
Statements of Cash Flows
(Expressed in U.S. Dollars)
(Unaudited)

	For the six months ended December 31,
	2003 $	2002 $
Cash Flows From Operating Activities

Net loss	(2,311,732)	(10,084)

Adjustments to reconcile net loss to cash
Expenses settled with issuance of common shares	137,000
Stock based compensation	164,584	-
Discount on conversion of debt	1,418,451	-
Issuance of common shares for interest on debenture	27,397
Depreciation and amortization	88,232	-
Accretion of debenture	16,625	-
Provision for doubtful accounts	11,259	-

Changes in operating assets and liabilities
Mineral properties written off	-	27
(Increase) in accounts receivable	(45,034)	-
(Increase) in inventory	(25,932)	-
(Increase) in other assets	(24,957)	-
Increase (decrease) in accounts payable and accrued liabilities	11,450	(441)

Net Cash Used In Operating Activities	(532,657)	(10,498)

Cash Flows From Investing Activities	-	-

Purchase of computer equipment	(6,681)	-
Loan to unrelated company	(93,023)	-

Net Cash Used in Investing Activities	(99,704)	--

Cash Flows From Financing Activities

Financing costs related to issuance of common shares	(35,000)
Increase (decrease) in related party payables	19,810	(1,018)
Proceeds from issuance of common shares	1,150,500	-
Proceeds from exercise of stock options	26,502	-

Net Cash Provided By (Used in) Financing Activities	1,161,812	(1,018)

Net Increase (Decrease) in Cash	529,451	(11,516)

Cash - Beginning of Period	8,505	11,530

Cash - End of Period	537,956	14

Non-Cash Financing and Investing Activities

Redemption of promissory note for common shares	500,000	-
Conversion of debenture payable for common shares	939,325	-

Supplemental Disclosures
Interest paid	-	-
Income taxes paid	-	-

(The Accompanying Notes are an Integral Part of these Financial Statements

C-Chip Technologies Corporation
(A Development Stage Company)
Notes to the Financial Statements
December 31, 2003
(Expressed in U.S. Dollars)
(Unaudited)

        Nature of Operations

  The Company was incorporated in the State of Nevada on June 26, 2000 as Keystone Mines Limited. In June 2000 the Company purchased four mineral claims, situated in the Greenwood Mining Division in the Province of British Columbia, Canada.

  The Company's principal business plan was to acquire, explore and develop mineral properties and to ultimately seek earnings by exploiting the mineral claims. On December 23, 2002 the Company was advised that mineral properties held were not economically viable. On January 7, 2003 the Company acquired assets and intellectual property and changed its business focus to the development of C-Chip Technology (see Note 3). In February, 2003 the Company changed its name to C-Chip Technologies Corporation.

  The Company was in the exploration stage since its formation in June 2000 and did not realize any revenues from its original planned operations. Effective December 23, 2002 the Company discontinued its mining operations to devote most of its activities to commercializing the C-Chip Technology and raising sufficient funds to further its new business plan. Planned principal activities have commenced. The ability of the Company to emerge from the development stage with respect to any planned principal business activity is dependent upon its successful efforts to commercialize its development of products and patents, attaining profitable business operations, and/or raising additional equity financing.

  The Company expects to fund itself in the next twelve months through issuance of shares or by loans from shareholders and/or directors. During the six-month period ended December 31, 2003, the Company completed a private placement by the issuance of 3,000,910 common shares for total proceeds of $764,500 (See Note 8(c)). The Company also plans to raise funds through the sale of products and through cost re-imbursements. The Company's shares trade on the OTC Bulletin Board under the symbol CCHI.

        Summary of Significant Accounting Principles

  a)       Year End

  The Company's year-end is June 30.

  b)       Basis of Accounting

  These financial statements are prepared in conformity with accounting principles generally accepted in the United States and are presented in US dollars.

C-Chip Technologies Corporation
(A Development Stage Company)
Notes to the Financial Statements
December 31, 2003
(Expressed in U.S. Dollars)
(Unaudited)

        Summary of Significant Accounting Principles (continued)

  c)       Cash and Cash Equivalents

  The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents.

  d)       Long-Lived Assets

  Statement of Financial Accounting Standard ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" establishes a single accounting model for long-lived assets to be disposed of by sale including discontinued operations. SFAS 144 requires that these long-lived assets be measured at the lower of the carrying amount or fair value less cost to sell, whether reported in continuing operations or discontinued operations.

  e)       Foreign Currency Transactions/Balances

  The Company's functional currency is the Canadian dollar. Occasional transactions occur in U.S. dollars, and management has adopted SFAS No. 52, "Foreign Currency Translation". Monetary assets and liabilities denominated in foreign currencies are translated into US dollars at rates of exchange in effect at the balance sheet date. Non-monetary assets and liabilities denominated in foreign currencies are translated at rates of exchange in effect at the date of the transaction. Average rates for the year are used to translate revenues and expenses.

  f)       Development Costs

  The Company is in the development stage and all costs relating to research and development are charged to operations as incurred.

  g)       Use of Estimates

  The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

C-Chip Technologies Corporation
(A Development Stage Company)
Notes to the Financial Statements
December 31, 2003
(Expressed in U.S. Dollars)
(Unaudited)

        Summary of Significant Accounting Principles (continued)

  h)       Recent Accounting Pronouncements

  In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). The requirements of SFAS No. 150 apply to issuers' classification and measurement of freestanding financial instruments, including those that comprise more than one option or forward contract. SFAS No. 150 does not apply to features that are embedded in a financial instrument that is not a derivative in its entirety. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatory redeemable financial instruments of non-public entities. It is to be implemented by reporting the cumulative effect of a change in an accounting principle for financial instruments created before the issuance date of SFAS No. 150 and still existing at the beginning of the interim period of adoption. Restatement is not permitted. The adoption of this standard did not have a material effect on the Company's results of operations or financial position.

  In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure," which amends SFAS No. 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 expands the disclosure requirements of SFAS No. 123 to require more prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The transition provisions of SFAS No. 148 are effective for fiscal years ended after December 15, 2002. The transition provisions did not have a material impact on the Company's consolidated financial position and results of operations. The disclosure provisions of SFAS No. 148 are effective for financial statements for interim periods beginning after December 15, 2002. The Company adopted the disclosure requirements of SFAS No. 148 on January 1, 2003.

C-Chip Technologies Corporation
(A Development Stage Company)
Notes to the Financial Statements
December 31, 2003
(Expressed in U.S. Dollars)
(Unaudited)

        Summary of Significant Accounting Principles (continued)

  h)       Recent Accounting Pronouncements (continued)

  In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". The provisions of this Statement are effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)". This Statement requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. The Company adopted SFAS No. 146 on January 1, 2003. The effect of adoption of this standard did not have a material effect on the Company's results of operations or financial position.

  The FASB has also issued SFAS No. 145, 147 and 149 but they do not have any relationship to the operations of the Company therefore a description of each and their respective impact on the Company's operations have not been disclosed.

  i)       Financial Instruments

  Financial instruments include cash and equivalents, accounts receivable, loan receivable, accounts payable, accrued liabilities, and related party payables. The fair values approximate their carrying values due to the immediate or short-term maturity of these financial instruments.

  j)       Comprehensive Loss

  SFAS No. 130, "Reporting Comprehensive Income," establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. As at December 31, 2003, the Company has no items that represent comprehensive loss and, therefore, has not included a schedule of comprehensive loss in the financial statements.

  k)       Net Loss Per Share

  The Company computes net loss per share in accordance with SFAS No. 128, "Earning per Share" (SFAS 128). SFAS 128 requires presentation of both basic and diluted net loss per share (EPS) on the face of the income statement. Basic net loss per share is computed by dividing the net loss for the year by the weighted average number of shares of common stock outstanding during the year. Diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of shares of common stock and potential common stock outstanding during the period, if dilutive.

C-Chip Technologies Corporation
(A Development Stage Company)
Notes to the Financial Statements
December 31, 2003
(Expressed in U.S. Dollars)
(Unaudited)

        Summary of Significant Accounting Principles (continued)

  l)       Stock-Based Compensation

  The Company has elected to apply the intrinsic value method of accounting in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25). Under the intrinsic value method of accounting, compensation expense is recognized if the exercise price of the Company's employee stock options is less than the market price of the underlying common stock on the date of grant. Stock-based compensation for employees is recognized on the straight-line basis over the vesting period of the individual options. Stock options granted to non-employees are accounted for under Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation" (SFAS 123), which establishes a fair value based method of accounting for stock-based awards, and recognizes compensation expense based on the fair market value of the stock award or fair market value of the goods and services received, whichever is more reliably measurable. Under the provisions of SFAS 123, companies that elect to account for stock-based awards in accordance with the provisions of APB 25 are required to disclose the pro forma net income (loss) that would have resulted from the use of the fair value based method under SFAS 123.

  During the three month period ended December 31, 2003, the Company granted 686,905 stock options pursuant to a non-qualified stock option plan at exercise prices ranging from $0.00001 to $0.76 per share. Stock options granted to non-employees totalled 46,905 and vested immediately. Stock options granted to employees vest over a period of one year.

  The fair value of the options granted during the period was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions: risk free interest rate of 2.48%, expected volatility of 108%, an expected option life of 1.7 years and no expected dividends. The weighted average fair value of options granted was $0.28 per share. Had the Company determined compensation cost based on the fair value at the date of grant for its employee stock options, the net loss would have increased by $143,402 for the three months ended December 31, 2003. On April 22, 2003 the Company filed a Form S-8 Registration Statement with the US Securities and Exchange Commission to register 5,000,000 shares of common stock pursuant to the Company's 2003 Nonqualified Stock Option Plan (the "Plan"). The determination of those eligible to receive options under this Plan, and the amount, type, price and timing of each stock option and the terms and conditions shall rest at the sole discretion of the Company's Compensation Committee, subject to the provisions of the Plan.

C-Chip Technologies Corporation
(A Development Stage Company)
Notes to the Financial Statements
December 31, 2003
(Expressed in U.S. Dollars)
(Unaudited)

        Summary of Significant Accounting Principles (continued)

  During the three and six month periods ended December 31, 2003, the Company recognized \ stock-based compensation for non-employees in the amount of $118,005 and $164,584, respectively.

  The following table illustrates the effect on net loss per share as if the fair value method had been applied to all outstanding and unvested awards in each period.

	Three months ended December 31,		Six months ended December 31,
	2003 $	2002 $	2003 $	2002 $

Net loss - as reported	(605,634)	(3,473)	(2,311,732)	(10,084)
Add: Stock-based compensation expense included in	118,005	-	164,584	-
net loss - as reported
Deduct: Stock-based compensation expense	(261,407)	-	(383,524)	-
determined under fair value method

Net loss - pro forma	(749,036)	(3,473)	(2,530,672)	(10,084)

Net loss per share (basic and diluted) - as reported	$(0.06)	$(0.00)	$(0.07)	$(0.00)
Net loss per share (basic and diluted) - pro forma	$(0.06)	$(0.00)	$(0.08)	$(0.00)

  m)       Revenue Recognition

  The Company is still in the development stage and has generated limited commercial sales. The Company plans to recognize revenue in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements." Revenue is recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed, and collectibility is reasonably assured. The Company developed prototypes for testing by potential customers which were billed for a portion of the costs incurred. The Company recorded these cost recoveries when paid as a credit to the respective expense in the statement of operations. During the current quarter, the company produced and sold a number of production units and recorded revenue in the period.

  n)       Property and Equipment

  Property and equipment are recorded at cost. Amortization is calculated on the declining balance method, except for the leasehold improvements where the straight-line method is used, at the following annual rates or period:

Computer equipment	30%
Furniture	20%
Leasehold improvements	5 years
Machinery and equipment	20%

C-Chip Technologies Corporation
(A Development Stage Company)
Notes to the Financial Statements
December 31, 2003
(Expressed in U.S. Dollars)
(Unaudited)

        Summary of Significant Accounting Principles (continued)

  o)       Inventory

  Inventory consists of the Company's Credit Manager Product and is available for sale to customers. Inventory is valued at the lower of cost and net realizable value. Cost is determined on a weighted average cost basis.

  p)       Purchased Intangible Assets

  An acquired intangible asset that represents technology that has reached technological feasibility is capitalized at cost. Amortization will be calculated using the straight-line method over four years and recorded commencing in the first quarterly period following acquisition. Acquired in-process research and development is charged to operations on acquisition.

  q)       Income Tax

  Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has adopted SFAS No. 109 as of its inception. The Company has incurred net operating losses. Pursuant to SFAS 109 the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

  q)       Reclassifications

  Certain reclassifications have been made to the prior year's financial statements to conform to the current period's presentation.

  r)       Interim Financial Statements

  These interim unaudited financial statements have been prepared on the same basis as the annual financial statements and in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company's financial position, results of operations and cash flows for the periods shown. The results of operations for such periods are not necessarily indicative of the results expected for a full year or for any future period.

C-Chip Technologies Corporation
(A Development Stage Company)
Notes to the Financial Statements
December 31, 2003
(Expressed in U.S. Dollars)
(Unaudited)

        Acquisition of Assets

  The financial statements for December 31, 2003 reflect the January 7, 2003 purchase of all assets and intellectual property relating to C-Chip Technology and share restructuring related thereto. The C-Chip Technology acquired is a new patent-pending wireless communications set of tools that offers complete remote control and access over targeted equipment and services. It allows selective enabling, disabling and other commands from/to anywhere in the world. The Company's initial marketing effort will be focused on North America, with services expanded later to Europe and Asia. A valuation analysis was applied to determine the purchase price and its allocation in compliance with SFAS 141. The consideration paid was 5,000,000 restricted shares of common stock with a fair value of $25,000, a non-interest bearing promissory note in the amount of $500,000 due January 31, 2003, and a convertible debenture in the amount of $2,000,000 with a fair value of $803,000, maturing on January 15, 2008 and carrying a coupon of 2.5% payable at the option of the holder in restricted shares of common stock. On July 25, 2003, the debenture, together with accrued interest to July 25, 2003, was converted into 3,910,120 restricted common stock at a 15% discount from market, using the face value of $2,000,000. As part of the asset purchase agreement the Company also paid the vendor $40,000 for-C-Chip development expenses incurred during the acquisition period bringing the total purchase price to $1,368,000. The payment of the promissory note was extended until September 2003 at which time it was applied to acquire 909,090 units of the private placement.

  The purchase price was allocated to the following asset categories:

$

Property and equipment	67,725
Patents and trademarks	75,990
In-process research and development	650,000
C-Chip Technology	574,285

1,368,000

  The in-process research and development was charged to operations on acquisition. The remaining intangible assets, patents and trademarks and C-Chip Technology, will be evaluated annually to determine their continuing value.

C-Chip Technologies Corporation
(A Development Stage Company)
Notes to the Financial Statements
December 31, 2003
(Expressed in U.S. Dollars)
(Unaudited)

        Property and Equipment

			December 31,	June 30,
			2003	2003
		Accumulated	Net Book	Net Book
	Cost	Amortization	Value	Value
	$	$	$	$

Computers	28,621	6,090	22,531	18,650
Leasehold improvements	5,075	1,016	4,059	4,567
Furniture	11,642	2,212	9,430	10,478
Machinery and equipment	29,068	5,524	23,544	26,160
Total property and equipment	74,406	14,842	59,564	59,855
Depreciation during the period			6,972

        Intangible Assets

			December 31,	June 30,
			2003	2003
		Accumulated	Net Book	Net Book
	Cost	Amortization	Value	Value
	$	$	$	$

C-Chip technology	574,285	107,670	466,615	538,395
Patents and trademarks	75,990	14,220	61,770	71,250
Total other assets	650,275	121,890	528,385	609,645
Amortization during the period			81,260

        Loan Receivable

  In December 2003 the Company announced an Agreement ("the Agreement") in principle to acquire the business conducted by Canadian Securities Agency (CSA) in exchange for up to 1,300,000 common shares of the Company. Due diligence procedures have commenced, however the transaction has not yet been finalized. As part of interim financing of CSA, the Company has advanced $120,000 CDN for working capital purposes, secured by a promissory note of CSA and the guarantee of CSA's sole owner. Repayment terms are contingent on the successful closing which is expected in the following quarter.

C-Chip Technologies Corporation
(A Development Stage Company)
Notes to the Financial Statements
December 31, 2003
(Expressed in U.S. Dollars)
(Unaudited)

        Related Party Transactions/Balances

  As part of interim financing by shareholders, the Company has purchased management services from Capex Investments Limited, the vendor in the C-Chip asset purchase transaction. Capex also paid certain operations expenses directly and advanced funds for working capital. The amounts due are non-interest bearing, unsecured, and have no fixed terms of repayment. The amount due Capex at December 31, 2003 is $223,824 (June 30, 2003: $193,325). Amounts owing to officers of the Company of $29,552 (June 30, 2003: $40,241) are non-interest bearing, unsecured and have no fixed terms of repayment.

        Common Stock

  The Company issued 480,000 restricted common shares for services valued at $137,000 being 50% of the market price of the Company's stock as at the date the services were contracted. The Company issued 316,405 common shares for total proceeds of $26,502 from the exercise of stock options.

  The Company issued 3,000,910 restricted common shares for total cash proceeds of $764,500 and settlement of the $500,000 promissory note under a private placement of units consisting of one common share and one common share purchase warrant. The common shares purchase warrants expire in two years and have an exercise price of $1.00 per share. The Company's promissory note of $500,000 was redeemed for 909,090 units as part of this issue.

  During the prior quarter, the Debenture Payable including accrued interest was converted into 3,910,120 restricted common shares at a 15% discount from market, using the face value of $2,000,000. This resulted in a discount on conversion of debt in the amount of $1,418,451, which is included in additional paid-in capital.

  On January 7, 2003 the Company issued 5,000,000 common shares, in part for the assets acquired as described in Note 3. On the same date a total of 100,000,000 shares were returned to treasury and cancelled.

  The Company declared a stock dividend of 19 shares of common stock for each 1 share outstanding. The record date for the stock dividend was January 20, 2003 and the shares began trading on a post-dividend basis on January 23, 2003. All per share amounts have been retroactively adjusted.

C-Chip Technologies Corporation
(A Development Stage Company)
Notes to the Financial Statements
December 31, 2003
(Expressed in U.S. Dollars)
(Unaudited)

        Discontinued Operations

  Discontinued operations consist of the Company's former activities in mineral exploration. In December 2002 the Company's Board of Directors approved the termination of mining activity and the acquisition of C-Chip Technology (Note 3).

        Subsequent Event

  In January 2004 the Company issued 100,000 restricted common shares for services rendered in connection with marketing our products. The cost will be charged to operations at 50% of the market value of the stock at the issue date.

Independent Auditors' Report

To the Stockholders
C-Chip Technologies Corporation
(formerly Keystone Mines Limited)
(A Development Stage Company)

We have audited the accompanying balance sheet of C-Chip Technologies Corporation (formerly Keystone Mines Limited) as of June 30, 2003, and the related statement of operations, cash flows and stockholders' deficit for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The accompanying balance sheet of C-Chip Technologies Corporation as of June 30, 2002, and the related statement of operations, cash flows and stockholders' deficit accumulated for the period from June 26, 2000 (Date of Inception) to June 30, 2002 and the year ended June 30, 2002, was audited by other auditors in their report dated July 28, 2002. Those auditors expressed an unqualified opinion on those financial statements and included an explanatory paragraph describing the substantial doubt about the Company's ability to continue as a going concern.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the aforementioned financial statements referred to above present fairly, in all material respects, the financial position of C-Chip Technologies Corporation (formerly Keystone Mines Limited) as of June 30, 2003, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has not generated any revenues since inception and will need additional financing to sustain operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Manning Elliott

CHARTERED ACCOUNTANTS
Vancouver, Canada
September 10, 2003

C-Chip Technologies Corporation
(formerly Keystone Mines Limited)
(A Development Stage Company)
Balance Sheets
(Expressed in U.S. Dollars)

	June 30,
	2003 $	2002 $
ASSETS
Current Assets
Cash	8,505	11,530
Other current assets	11,776	-

Total Current Assets	20,281	11,530

Property and Equipment (Notes 3 and 4)	59,855	27

Intangible Assets (Notes 3 and 5)	609,645	-

Total Assets	689,781	11,557

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current Liabilities
Accounts payable	73,342	1,941
Accrued liabilities	41,500	-
Due to related parties (Note 6)	233,566	1,018
Promissory Note (Notes 3 and 11(b))	500,000	-

Total Current Liabilities	848,408	2,959

Debenture Payable (Notes 3 and 11(a))	922,700	-

Total Liabilities	1,771,108	2,959

Contingencies (Note 1)
Stockholders' Equity (Deficit)
Common Stock, 100,000,000 shares authorized with a par value of $0.00001; 25,293,960 and 120,223,960 shares issued and outstanding, respectively (Note 7)	253	1,202

Additional Paid-in Capital	645,268	599,918

	645,521	601,120

Deficit Accumulated During the Development Stage	(1,726,848)	(592,522)

Total Stockholders' Equity (Deficit)	(1,081,327)	8,598

Total Liabilities and Stockholders' Equity	689,781	11,557

(The Accompanying Notes are an Integral Part of these Financial Statements)

C-Chip Technologies Corporation
(formerly Keystone Mines Limited)
(A Development Stage Company)
Statements of Operations
(Expressed in U.S. Dollars)

	Accumulated from
	June 26, 2000
	(Date of Inception)	For the year ended
	to June 30,	June 30,
	2003 $	2003 $	2002 $

Revenue	-	-	-

Expenses

Acquired in-process research and development	650,000	650,000	-
Depreciation and amortization	48,500	48,500	-
Bank charges and exchange	12,444	12,444	-
Debenture accretion	119,700	119,700	-
Debenture Interest	25,000	25,000	-
General and administration	75,982	75,982
Professional fees	101,259	101,259	-
Research and development	11,072	11,072	-
Salaries and benefits	60,885	60,885	-
Stock based compensation	19,400	19,400	-

Net Loss Before Discontinued Operations	(1,124,242)	(1,124,242)	-
Loss from Discontinued Operations (Note 9)	602,606	10,084	37,547

Net Loss for the Period	(1,726,848)	(1,134,326)	(37,547)

Net Loss Per Share - Basic

Net Loss before Discontinued Operations		(0.02)	(0.00)
Loss from Discontinued Operations		-	-

Net Loss for the Year		(0.02)	(0.00)

Weighted Average Shares Outstanding		74,937,000	120,224,000

(Diluted loss per share has not been presented as the result is anti-dilutive)

(The Accompanying Notes are an Integral Part of these Financial Statements)

C-Chip Technologies Corporation
(formerly Keystone Mines Limited)
(A Development Stage Company)
Statements of Cash Flows
(Expressed in U.S. Dollars)

	Accumulated from
	June 26, 2000
	(Date of
	Inception) to	For the year ended
	June 30,	June 30,
	2003 $	2003 $	2002 $
Cash Flows To Operating Activities
Net loss	(1,726,848)	(1,134,326)	(37,547)
Adjustment to reconcile net loss to cash
Stock based compensation	19,400	19,400	-
Acquired in-process research and development	650,000	650,000	-
Payment of expenses from issuance of stock	499,973	-	-
Depreciation and amortization	48,500	48,500	-
Accretion of debenture	119,700	119,700	-
Mineral properties written off	27	27	-

Changes in operating assets and liabilities
Increase (decrease) in related party payables	233,566	232,548	(1,419)
(Increase) in other assets	(11,776)	(11,776)	-
Increase in accounts payable and accrued liabilities	114,843	112,902	1,606
Net Cash Provided By (Used In) Operating Activities	(52,615)	36,975	(37,360)

Cash Flows To Investing Activities
Purchase of C-Chip Technology	(40,000)	(40,000)	-
Net Cash Used in Investing Activities	(40,000)	(40,000)	-

Cash Flows To Financing Activities
Issuance of common stock	101,120	-	-
Net Cash Provided By Financing Activities	101,120	-	-
Net Increase (Decrease) in Cash	8,505	(3,025)	(37,360)
Cash - Beginning of Period	-	11,530	48,890

Cash - End of Period	8,505	8,505	11,530
Non-Cash Financing and Investing Activities
Issuance of common shares for payment of expenses	499,840	-	-
Issuance of common shares for mining claims	27	-	-
Issuance of common shares for payment of advances	133	-	-
Acquisition of property and equipment	67,725	67,725	-
Acquisition of intangible assets	650,275	650,275	-
Issuance of promissory note for acquisition of assets	500,000	500,000	-
Issuance of debenture payable for acquisition of assets	803,000	803,000	-
Issuance of common shares for acquisition of assets	25,000	25,000	-
Supplemental Disclosures
Interest paid	-	-	-
Income taxes paid	-	-	-

(The Accompanying Notes are an Integral Part of these Financial Statements)

C-Chip Technologies Corporation
(formerly Keystone Mines Limited)
(A Development Stage Company)
Statement of Stockholders' Equity (Deficit) Accumulated from June 26, 2000 to June 30, 2003
(Expressed in U.S. Dollars)

	Common Shares		Additional Paid-In	Deficit Accumulated During the Development	Total Stockholders'
	# of Shares	Amount $	Capital $	Stage $	Equity (Deficit) $
Balance - June 26, 2000 (Date of Inception)	-	-	-	-	-

Common stock issued for services and payment of advances	100,000,000	1,000	499,000	-	500,000

Net loss for the period	-	-	-	(498,923)	(498,923)

Balance, June 30, 2000	100,000,000	1,000	499,000	(498,923)	1,077

Common stock issued for cash	20,223,960	202	100,918	-	101,120

Net loss for the year	-	-	-	(56,052)	(56,052)

Balance, June 30, 2001	120,223,960	1,202	599,918	(554,975)	46,145

Net loss for the year	-	-	-	(37,547)	(37,547)

Balance, June 30, 2002	120,223,960	1,202	599,918	(592,522)	8,598

Common stock cancelled	(100,000,000)	(1,000)	1,000	-	-

Common stock issued for purchase of assets	5,000,000	50	24,950	-	25,000

Common stock issued for cash pursuant to a stock option	70,000	1	-	-	1

Non-employee stock based compensation	-	-	19,400	-	19,400

Net loss for the year	-	-	-	(1,134,326)	(1,134,326)

Balance, June 30, 2003	25,293,960	253	645,268	(1,726,848)	(1,081,327)

The Company declared a stock dividend of 19 shares of common stock for each 1 share outstanding. The record date for the stock dividend was January 20, 2003 and the shares began trading on a post-dividend basis on January 23, 2003. All per share amounts have been retroactively adjusted.

(The Accompanying Notes are an Integral Part of these Financial Statements)

C-Chip Technologies Corporation
(formerly Keystone Mines Limited)
(A Development Stage Company)
Notes to the Financial Statements
June 30, 2003
(Expressed in U.S. Dollars)

  Nature of Operations

  The Company was incorporated in the State of Nevada on June 26, 2000 as Keystone Mines Limited. In June 2000 the Company purchased four mineral claims, situated in the Greenwood Mining Division in the Province of British Columbia, Canada.

  The Company's principal business plan was to acquire, explore and develop mineral properties and to ultimately seek earnings by exploiting the mineral claims. On December 23, 2002 the Company was advised that mineral properties held were not economically viable. On January 7, 2003 the Company acquired assets and intellectual property and changed its business focus to the development of C-Chip Technology (see Note 3). In February, 2003 the Company changed its name to C-Chip Technologies Corporation.

  The Company was in the exploration stage since its formation in June 2000 and did not realize any revenues from its original planned operations. Effective December 23, 2002 the Company discontinued its mining operations to devote most of its activities to commercializing the C-Chip Technology and raising sufficient funds to further its new business plan. Planned principal activities have not yet commenced. The ability of the Company to emerge from the development stage with respect to any planned principal business activity is dependent upon its successful efforts to commercialize its development of products and patents, attaining profitable business operations, and/or raising additional equity financing. Management has plans to seek additional capital through a private placement and public offering of its common stock. There is no guarantee that the Company will be able to complete any of the above objectives. There is substantial doubt about the Company's ability to continue as a going concern.

  The Company expects to fund itself in the next twelve months through issuance of shares or by loans from shareholders and/or directors. The Company also plans to raise funds through the sale of products and through cost re-imbursements. The Company's shares trade on the OTC Bulletin Board under the symbol CCHI.

  Subsequent to June 30, 2003, the Company is in the process of completing a private placement of common shares (see Note 11(b)).

  Summary of Significant Accounting Principles

  a)   Year End

  The Company's year-end is June 30.

  b)   Basis of Accounting

  These financial statements are prepared in conformity with accounting principles generally accepted in the United States and are presented in US dollars.

  c)   Cash and Cash Equivalents

  The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents.

  d)   Long-Lived Assets

  Statement of Financial Accounting Standard ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" establishes a single accounting model for long-lived assets to be disposed of by sale including discontinued operations. SFAS 144 requires that these long-lived assets be measured at the lower of the carrying amount or fair value less cost to sell, whether reported in continuing operations or discontinued operations.

C-Chip Technologies Corporation
(formerly Keystone Mines Limited)
(A Development Stage Company)
Notes to the Financial Statements
June 30, 2003
(Expressed in U.S. Dollars)

  Summary of Significant Accounting Principles (continued)

  e)   Foreign Currency Transactions/Balances

  The Company's functional currency is the Canadian dollar. Occasional transactions occur in U.S. dollars, and management has adopted SFAS No. 52, "Foreign Currency Translation". Monetary assets and liabilities denominated in foreign currencies are translated into US dollars at rates of exchange in effect at the balance sheet date. Non-monetary assets and liabilities denominated in foreign currencies are translated at rates of exchange in effect at the date of the transaction. Average rates for the year are used to translate revenues and expenses.

  f)   Development Costs

  The Company is in the development stage and all costs relating to research and development are charged to operations as incurred. Acquired in-process research and development costs of $650,000 were amortized during the period.

  g)   Use of Estimates

  The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  h)   Recent Accounting Pronouncements

  In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). The requirements of SFAS No. 150 apply to issuers' classification and measurement of freestanding financial instruments, including those that comprise more than one option or forward contract. SFAS No. 150 does not apply to features that are embedded in a financial instrument that is not a derivative in its entirety. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatory redeemable financial instruments of nonpublic entities. It is to be implemented by reporting the cumulative effect of a change in an accounting principle for financial instruments created before the issuance date of SFAS No. 150 and still existing at the beginning of the interim period of adoption. Restatement is not permitted. The adoption of this standard is not expected to have a material effect on the Company's results of operations or financial position.

  In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure," which amends SFAS No. 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 expands the disclosure requirements of SFAS No. 123 to require more prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The transition provisions of SFAS No. 148 are effective for fiscal years ended after December 15, 2002. The transition provisions did not have a material impact on the Company's consolidated financial position and results of operations. The disclosure provisions of SFAS No. 148 are effective for financial statements for interim periods beginning after December 15, 2002. The Company adopted the disclosure requirements of SFAS No. 148 on January 1, 2003.

C-Chip Technologies Corporation
(formerly Keystone Mines Limited)
(A Development Stage Company)
Notes to the Financial Statements
June 30, 2003
(Expressed in U.S. Dollars)

  Summary of Significant Accounting Principles (continued)

  h)   Recent Accounting Pronouncements (continued)

  In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". The provisions of this Statement are effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)". This Statement requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. The Company will adopt SFAS No. 146 on January 1, 2003. The effect of adoption of this standard did not have a material effect on the Company's results of operations or financial position.

  The FASB has also issued SFAS No. 145, 147 and 149 but they do not have any relationship to the operations of the Company therefore a description of each and their respective impact on the Company's operations have not been disclosed.

  i)   Financial Instruments

  Financial instruments include cash and equivalents, accounts payable, accrued liabilities, related party payables, and a promissory note payable. The fair values approximate their carrying values due to the immediate or short-term maturity of these financial instruments. The convertible debenture payable has a face value of $2,000,000 and was determined to have a fair value of $803,000 on the date of the asset purchase agreement (Note 3).

  j)   Comprehensive Loss

  SFAS No. 130, "Reporting Comprehensive Income," establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. As at June 30, 2003, the Company has no items that represent comprehensive loss and, therefore, has not included a schedule of comprehensive loss in the financial statements.

  k)   Net Loss Per Share

  The Company computes net loss per share in accordance with SFAS No. 128, "Earning per Share" (SFAS 128). SFAS 128 requires presentation of both basic and diluted net loss per share (EPS) on the face of the income statement. Basic net loss per share is computed by dividing the net loss for the year by the weighted average number of shares of common stock outstanding during the year. Diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of shares of common stock and potential common stock outstanding during the period, if dilutive.

C-Chip Technologies Corporation
(formerly Keystone Mines Limited)
(A Development Stage Company)
Notes to the Financial Statements
June 30, 2003
(Expressed in U.S. Dollars)

  Summary of Significant Accounting Principles (continued)

  l)   Stock-Based Compensation

  The Company has elected to apply the intrinsic value method of accounting in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25). Under the intrinsic value method of accounting, compensation expense is recognized if the exercise price of the Company's employee stock options is less than the market price of the underlying common stock on the date of grant. Stock-based compensation for employees is recognized on the straight-line basis over the vesting period of the individual options. Stock options granted to non-employees are accounted for under Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation" (SFAS 123), which establishes a fair value based method of accounting for stock-based awards, and recognizes compensation expense based on the fair market value of the stock award or fair market value of the goods and services received, whichever is more reliably measurable. Under the provisions of SFAS 123, companies that elect to account for stock-based awards in accordance with the provisions of APB 25 are required to disclose the pro forma net income (loss) that would have resulted from the use of the fair value based method under SFAS 123.

  During the fiscal year ended June 30, 2003, the Company granted 20,000 stock options pursuant to a non-qualified stock option plan at an exercise price of $0.00001 per share when the prevailing market price was $0.47 per share, and granted 50,000 stock options pursuant to the Plan at an exercise price of $0.00001 per share when the prevailing market price was $0.20 per share. These stock options vested and were exercised immediately. The Company also granted 2,425,000 stock options at an exercise price of $0.20 per share when the prevailing market price was $0.20 per share. Of these, a total of 606,250 stock options vested immediately with the remaining balance exercisable over a period of one year. The Company charged compensation expense of $19,400 to operations during the fiscal year ended June 30, 2003.

  The following table illustrates the effect on net loss per share as if the fair value method had been applied to all outstanding and unvested awards in each period.

	Year Ended June 30,
	2003 $	2002 $

Net loss -- as reported	(1,134,326)	(37,547)
Add: Stock-based compensation expense included in net loss -- as reported	19,400	-
Deduct: Stock-based compensation expense determined under fair value method	(101,729)	-

Net loss -- pro forma	(1,216,655)	(37,547)

Net loss per share (basic and diluted) -- as reported	$(0.02)	$(0.00)
Net loss per share (basic and diluted) -- pro forma	$(0.02)	$(0.00)

  m)   Revenue Recognition

  The Company is still in the development stage and has not generated any commercial sales. The Company plans to recognize revenue in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements." Revenue is recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed, and collectibility is reasonably assured.

C-Chip Technologies Corporation
(formerly Keystone Mines Limited)
(A Development Stage Company)
Notes to the Financial Statements
June 30, 2003
(Expressed in U.S. Dollars)

  Summary of Significant Accounting Principles (continued)

  m)   Revenue Recognition (continued)

  The Company has developed prototypes for testing by potential customers which have been billed for a portion of the costs incurred. The Company records these cost recoveries as a credit to the respective expense in the statement of operations. Recoveries from demonstrations and prototype installations of $28,192 were applied to reduce general and administrative expenses.

  n)   Property and Equipment

  Property and equipment are recorded at cost. Amortization is calculated on the declining balance method, except for the leasehold improvements where the straight-line method is used, at the following annual rates or period:

Computer equipment	30%
Furniture	20%
Leasehold improvements	5 years
Machinery and equipment	20%

  o)   Purchased Intangible Assets

  An acquired intangible asset that represents technology that has reached technological feasibility is capitalized at cost. Amortization will be calculated using the straight-line method over four years and recorded commencing in the first quarterly period following acquisition. Acquired in-process research and development is charged to operations on acquisition.

  p)   Reclassifications

  Certain reclassifications have been made to the prior year's financial statements to conform to the current period's presentation.

  Acquisition of Assets

  The financial statements for June 30, 2003 reflects the January 7, 2003 purchase of all assets and intellectual property relating to C-Chip Technology and share restructuring related thereto. The C-Chip Technology acquired is a new patent-pending wireless communications set of tools that offers complete remote control and access over targeted equipment and services. It allows selective enabling, disabling and other commands from/to anywhere in the world. The Company's initial marketing effort will be focused on North America, with services expanded later to Europe and Asia. A valuation analysis was applied to determine the purchase price and its allocation in compliance with SFAS 141. The consideration paid was 5,000,000 restricted shares of common stock with a fair value of $25,000, a non-interest bearing promissory note in the amount of $500,000 due January 31, 2003, and a convertible debenture in the amount of $2,000,000 with a fair value of $803,000, maturing on January 15, 2008 and carrying a coupon of 2.5% payable at the option of the holder in restricted shares of common stock. (See Note 11(a)). The debenture is convertible into restricted common stock at a 15% discount from market, using the face value of $2,000,000. The convertible debenture will be accreted to $2,000,000 over 5 years at $239,400 per year. As part of the asset purchase agreement the Company also paid the vendor $40,000 for-C-Chip development expenses incurred during the acquisition period bringing the total purchase price to $1,368,000. The due date of the note was subsequently extended to permit completion of a private placement of common stock to fund the acquisition and provide working capital. (See Note 11(b)).

C-Chip Technologies Corporation
(formerly Keystone Mines Limited)
(A Development Stage Company)
Notes to the Financial Statements
June 30, 2003
(Expressed in U.S. Dollars)

  Acquisition of Assets (continued)

  The purchase price was allocated to the following asset categories:

$

Property and equipment	67,725
Patents and trademarks	75,990
In-process research and development	650,000
C-Chip Technology	574,285

1,368,000

  The in-process research and development was charged to operations on acquisition. The remaining intangible assets, patents and trademarks and C-Chip Technology, will be evaluated annually to determine their continuing value.

  Property and Equipment

	Cost $	Accumulated Amortization $	Net Book Value $

Computers	21,940	3,290	18,650
Leasehold improvements	5,075	508	4,567
Furniture	11,642	1,164	10,478
Machinery and equipment	29,068	2,908	26,160

Total property and equipment	67,725	7,870	59,855

Depreciation during the period		7,870

  Intangible Assets

	Cost $	Accumulated Amortization $	Net Book Value $

C-Chip technology	574,285	35,890	538,395
Patents and trademarks	75,990	4,740	71,250

Total other assets	1,300,275	40,630	609,645

Amortization during the period		40,630

C-Chip Technologies Corporation
(formerly Keystone Mines Limited)
(A Development Stage Company)
Notes to the Financial Statements
June 30, 2003
(Expressed in U.S. Dollars)

  Related Party Transactions/Balances

  (a)   As part of interim financing by shareholders, the Company has purchased management services from Capex
         Investments Limited, the vendor in the C-Chip asset purchase transaction. Capex also paid certain operations expenses directly and advanced funds for working capital. The amounts due are non-interest bearing, unsecured, and have no fixed terms of repayment. The amount due Capex at June 30, 2003 is $193,325 represented by:

$

C-Chip Technology development expenses	40,000
Management services provided	59,367
Operational expenses paid directly	52,889
Cash advanced	49,285
Gain on foreign exchange	(8,216)

193,325

  (b)   Amounts owing to officers of the Company of $40,241 are non-interest bearing, unsecured and have no fixed terms of repayment.

  Common Stock

  (a)   On January 7, 2003 the Company issued 5,000,000 common shares, in part for the assets acquired as described in Note 3. On the same date a total of 100,000,000 shares were returned to treasury and cancelled.

  (b)   The Company declared a stock dividend of 19 shares of common stock for each 1 share outstanding. The record date for the stock dividend was January 20, 2003 and the shares began trading on a post-dividend basis on January 23, 2003. All per share amounts have been retroactively adjusted.

  Stock Option Plan

  On April 22, 2003 the Company filed a Form S-8 Registration Statement with the US Securities and Exchange Commission to register 5,000,000 shares of common stock pursuant to the Company's 2003 Nonqualified Stock Option Plan (the "Plan"). The determination of those eligible to receive options under this Plan, and the amount, type, price and timing of each stock option and the terms and conditions shall rest at the sole discretion of the Company's Compensation Committee, subject to the provisions of the Plan.

  On May 1, 2003, the Company granted options to purchase 20,000 shares of common stock at an exercise price of $0.00001 per share. On June 17, 2003, the Company granted options to purchase 50,000 shares of common stock at an exercise price of $0.00001 per share, and 2,425,000 shares of common stock at an exercise price of $0.20 per share.

C-Chip Technologies Corporation
(formerly Keystone Mines Limited)
(A Development Stage Company)
Notes to the Financial Statements
June 30, 2003
(Expressed in U.S. Dollars)

  Stock Option Plan (continued)

  A summary of the changes in the Company's common share purchase options is presented below:

	June 30, 2003		June 30, 2002
	Number	Weighted Average Exercise Price $	Number	Weighted Average Exercise Price $

Balance, beginning of year	-	-	-	-
Granted	2,495,000	0.19	-	-
Exercised	(70,000)	-	-	-
Forfeited / Expired	-	-	-	-

Balance, end of year	2,425,000	0.20	-	-

  Additional information regarding options outstanding as at June 30, 2003 is as follows:

	Outstanding			Exercisable
Exercise prices $	Number of shares	Weighted average remaining contractual life (years)	Weighted average exercise price $	Number of shares	Weighted average exercise price $

0.00 - 0.20	2,425,000	4.97	0.20	606,250	0.20

  The fair value of the options granted during the period was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions: risk free interest rate of 2.27%, expected volatility of 197%, an expected option life of one year and no expected dividends. The weighted average fair value of options granted was $0.14 per share. Had the Company determined compensation cost based on the fair value at the date of grant for its employee stock options, the net loss would have increased by $82,329 for the year ended June 30, 2003. During the year ended June 30, 2003, the Company recognized stock-based compensation for non-employees in the amount of $19,400.

  Discontinued Operations

  Discontinued operations consist of the Company's former activities in mineral exploration. In December 2002 the Company's Board of Directors approved the termination of mining activity and the acquisition of C-Chip Technology (Note 3).

  Income Tax

  Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has adopted SFAS No. 109 as of its inception. The Company has incurred net operating losses of $164,000, which expire starting in 2015. Pursuant to SFAS 109 the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

C-Chip Technologies Corporation
(formerly Keystone Mines Limited)
(A Development Stage Company)
Notes to the Financial Statements
June 30, 2003
(Expressed in U.S. Dollars)

  Income Tax (continued)

  The components of the net deferred tax asset at June 30, 2003 and 2002, and the statutory tax rate, the effective tax rate and the elected amount of the valuation allowance are scheduled below:

	2003 $	2002 $

Net Operating Loss	74,000	31,000

Statutory Tax Rate	34%	34%

Effective Tax Rate	-	-

Deferred Tax Asset	25,160	10,540

Valuation Allowance	(25,160)	(10,540)

Net Deferred Tax Asset	-	-

  Subsequent Events

  During August 2003 the Convertible Debenture Payable of $2,000,000 with an accreted fair value of $922,700 was converted into 3,910,120 common shares. The conversion price was $0.52 after a 15% discount pursuant to the January 7, 2003 Asset Purchase Agreement.

  The Company is in the process of closing a private placement of 2,900,000 units at a price of $0.55 per unit for gross proceeds of approximately $1,600,000 less $500,000 apportioned to the conversion of the promissory note. Each unit consists of one common share and one common share purchase warrant exercisable at $1.00 per share with an expiration date of two years from issuance. Included as part of the private placement will be the conversion of the promissory note payable of $500,000 into common shares of the Company.